EXHIBIT 10.29

Execution Copy

SUBSCRIPTION AGREEMENT

BY AND AMONG

ACCESS MIDSTREAM PARTNERS, L.P.,

ACCESS MIDSTREAM PARTNERS GP, L.L.C.,

GIP II HAWK HOLDINGS PARTNERSHIP, L.P.

AND

THE WILLIAMS COMPANIES, INC.

Dated as of December 11, 2012

TABLE OF CONTENTS (continued)

ii

TABLE OF CONTENTS (continued)

		Page
Section 10.13	Limitation	41
Section 10.14	Public Statements	41
Section 10.15	CMO Purchase Agreement	41
Section 10.16	Right to Rely	41
Section 10.17	Certain Taxes	41

EXHIBITS

EXHIBIT A	Partnership Agreement Amendment

EXHIBIT B	Amended and Restated Registration Rights Agreement

SCHEDULE

SCHEDULE 2.1	Contribution Amounts

iii

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of December 11, 2012 by and among ACCESS MIDSTREAM PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), ACCESS MIDSTREAM PARTNERS GP, L.L.C., a Delaware limited liability company (the “General Partner”), GIP II HAWK HOLDINGS PARTNERSHIP, L.P., a Delaware limited partnership (“GIP”), and THE WILLIAMS COMPANIES, INC., a Delaware corporation (“Williams”). GIP and Williams are each referred to as a “Purchaser” and collectively, the “Purchasers”. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Partnership Agreement (as defined below).

RECITALS

WHEREAS, the Partnership wishes to issue and sell to the Purchasers, and the Purchasers wish to purchase from the Partnership certain Class B Units, Class C Units and Common Units of the Partnership, subject to the terms and conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, the Partnership is entering into a Unit Purchase Agreement with Chesapeake Midstream Development, L.L.C. (the “CMO Purchase Agreement”) pursuant to which the Partnership would, subject to the terms and conditions set forth in the CMO Purchase Agreement, acquire all of the issued and outstanding equity interest in Chesapeake Midstream Operating, L.L.C. (such transaction, the “CMO Disposition”);

WHEREAS, the Partnership intends to fund a portion of the balance of the cash consideration for the CMO Disposition through the offer and sale of Common Units in an underwritten public offering (the “Public Equity Offering”), which shall reduce the number of Common Units sold to the Purchasers under this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P., GIP-C Holding (CHK), L.P. (each, a “Seller” and collectively, the “Sellers”) and Williams are entering into a Purchase Agreement (the “ACMP Unit Purchase Agreement”), pursuant to which Williams would, subject to the terms and conditions set forth in the ACMP Unit Purchase Agreement, acquire from the Sellers 34,538,061 Subordinated Units of the Partnership and 500 AMV Units of Access Midstream Ventures, L.L.C. (such entity, “AMV” and such transaction, the “ACMP Unit Purchase”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For all purposes of this Agreement, the following terms shall have the meanings set forth in this Article I:

“ACMP Unit Purchase” has the meaning specified in the recitals.

“ACMP Unit Purchase Agreement” has the meaning specified in the recitals.

“Additional General Partner Interest” has the meaning specified in Section 2.2.

“Additional GP Contribution” means an amount equal to the applicable portion of the aggregate contributions paid (i) by the Purchasers pursuant to Section 2.1(a) and (ii) by the public holders in the Public Equity Offering in order for the General Partner to maintain its Percentage Interest under Section 5.2(b) of the Partnership Agreement.

“Affiliate” means, with respect a specified Person, any such other Person, whether now in existence or hereafter created, directly or indirectly, controlling, controlled by or under direct or indirect common control with, such specified Person. For purposes of this definition, the term “control” (including, with the correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a specified Person, the power to direct or cause the direction of the management and policies of such Person, whether through ownership of equity interests, including voting securities, by contract or agency or otherwise. Notwithstanding the foregoing, for the purposes of this Agreement and the other Transaction Documents, Global Infrastructure Management, LLC, GIP, Williams and each of their respective Affiliates (other than the Partnership Entities) shall not be considered Affiliates of the Partnership Entities; provided, however, that for purposes of Section 7.8(b), Global Infrastructure Management, LLC, GIP, Williams and each of their respective Affiliates (other than the Partnership Entities) shall be deemed to be Affiliates of the Partnership Entities.

“Agreement” has the meaning specified in the preamble.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, substantially in the form attached hereto as Exhibit B.

“AMV” has the meaning specified in the recitals.

“AMV LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of AMV dated June 29, 2012 as amended by the Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement of AMV dated July 24, 2012, and as the same may be amended and restated by the Fourth Amended and Restated Limited Liability Company Agreement of AMV, substantially in the form to be delivered in connection with the closing of the ACMP Unit Purchase Agreement.

“AMV Units” means Units as defined in the AMV LLC Agreement.

“Assets” means assets, properties, privileges and interests of whatever kind or nature, real, personal or mixed, tangible or intangible, and wherever located, that are owned, leased or licensed by the Partnership Entities, including the percentage interest owned by each Partnership Entity in each Gathering System.

“Audited Financial Statements” has the meaning specified in Section 3.8(a).

“Benefit Plans” means any employee benefit plan, as defined in Section 3(3) of ERISA and any other employee benefit or compensation plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral), including, without limitation, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other equity-based compensation plans, policies, programs, practices or arrangements, and any bonus or incentive compensation plan, severance, change of control, termination pay, deferred compensation, profit sharing, holiday, cafeteria, medical, disability or other employee benefit plan, program, policy, practice, agreement or arrangement (but excluding workers’ compensation benefits (whether through insured or self-insured arrangements) and directors and officers liability insurance).

“Business” means the operations and business currently conducted by the Partnership Entities and as conducted from July 1, 2012 through and including the Closing Date in the ordinary course of business in accordance with this Agreement.

“Claim” has the meaning set forth in Section 7.3(a).

“Claim Deductible” has the meaning set forth in Section 7.4(b).

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Class B Contribution Amount” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading Class B Contribution Amount on Schedule 2.1 hereto; provided, however, that if the Closing occurs after the record date for the distribution by the Partnership in respect of Common Units for the quarter ending December 31, 2012, then the Class B Contribution Amount shall be decreased by the amount of the distribution per Common Unit in respect of such quarter multiplied by the number of Class B Units issued to such Purchaser pursuant to Section 2.1(a)(i).

“Class B Units” has the meaning assigned to the term “Convertible Class B Units” in the Partnership Agreement Amendment.

“Class C Contribution Amount” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading Class C Contribution Amount on Schedule 2.1 hereto, which shall be increased as provided in Schedule 2.1 in the event the Public Equity Offering is not consummated; provided, however, that if the Closing occurs after the record date for the distribution by the Partnership in respect of Common Units for the quarter ending December 31, 2012, then the Class C Contribution Amount shall be decreased by the amount of the distribution per Common Unit in respect of such quarter multiplied by the number of Class C Units issued to such Purchaser pursuant to Section 2.1(a)(ii).

“Class C Units” has the meaning assigned to the term “Subordinated Class C Units” in the Partnership Agreement Amendment.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“CMO Disposition” has the meaning specified in the recitals.

“CMO Purchase Agreement” has the meaning specified in the recitals.

“CMO Transaction Documents” means all of the documents defined as “Transaction Documents” in the CMO Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor Law.

“Common Unit Contribution Amount” means, with respect to each Purchaser, the dollar amount equal to the quotient of (a) the Total Common Unit Contribution Amount divided by (b) two.

“Common Units” has the meaning specified in the Partnership Agreement.

“Consent” means any authorization, consent, approval, clearance, filing, waiver, exemption, preferential right to purchase, right of first offer, right of first refusal or similar rights, or other action by or notice to any Person.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of Indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, commitment, subcontract, or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral, except insurance policies.

“Courts” has the meaning specified in Section 9.1.

“Credit Agreement” means the credit agreement dated September 30, 2009, among OLLC, Wells Fargo Bank, National Association and other lenders party thereto, as amended.

“Damages” has the meaning specified in Section 7.2(a).

“De Minimis Claim” has the meaning set forth in Section 7.4(a).

“Debt Commitment Letter” means the Debt Commitment Letter, dated as of the date hereof, pursuant to which the financial institutions party thereto have agreed, subject to the terms thereof, to provide the debt financing set forth therein to the Partnership for purposes of financing the transactions contemplated by the CMO Purchase Agreement.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter or substitute financing in an aggregate principle amount at least equal to, on economic terms no less favorable than and on other terms no less favorable to the Partnership, taken as a whole, than those set forth in the Debt Commitment Letter.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Delaware LLC Act” has the meaning specified in Section 3.6(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Purchased Units” has the meaning set forth in Section 2.1(a).

“Financial Statements” has the meaning specified in Section 3.8(a).

“Fundamental Representations” has the meaning specified in Section 7.1.

“Gathering Systems” means each gas gathering system and each related compression, treating and dehydrating facility and all assets, properties, privileges, interests and material equipment owned or leased by the Partnership or the Operating Subsidiaries comprising a part of each such gas gathering system.

“General Partner” has the meaning specified in the preamble.

“General Partner Interest” has the meaning specified in the Partnership Agreement.

“General Partner LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of June 29, 2012, as amended by the Amendment No. 1 to the Fourth Amended and Restated Limited Liability Company Agreement of the General Partner dated as of July 23, 2012, and as the same may be amended and restated by the Fifth Amended and Restated Limited Liability Company Agreement of the General Partner, substantially in the form to be delivered in connection with the closing of the ACMP Unit Purchase Agreement.

“GIP” has the meaning specified in the preamble.

“GIP Entities” means GIP-A Holding (CHK), L.P., GIP-B Holding (CHK), L.P. and GIP-C Holding (CHK), L.P.

“Governmental Authority” means any (a) federal, state, local, or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“Incentive Distribution Rights” has the meaning specified in the Partnership Agreement.

“Indebtedness” means, with respect to any specified Person at any date, without duplication, any of the following: (a) obligations, including principal and interest, with respect to borrowed money; (b) payment obligations evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) that are not evidence of trade payables; (c) payment obligations of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with U.S. GAAP; (d) payment obligations for a deferred purchase price (other than trade payables incurred in the ordinary course of business, consistent with past practice); (e) off-balance sheet financing; (f) obligations, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, surety bonds, letters of credit or similar arrangements in existence immediately before the Closing, whether or not drawn; (g) all net obligations or payable under any rate, currency, commodity, or other swap, option or derivative agreement; (h) all obligations of such Person created or arising under any conditional sale or title retention agreement; (i) the liquidation value or redemption price, as the case may be, of all preferred or redeemable equity interests of such Person: and (j) any guaranty or securing of any indebtedness of the type referred to in clauses (a) through (i) above of any other Person.

“Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Indemnifying Party” has the meaning set for in Section 7.3(a).

“Knowledge of the Partnership” means, the actual knowledge after due and reasonable inquiry of: J. Michael Stice, Robert S. Purgason and Regina L. Gregory.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any Indebtedness, commitment, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Liens” means any mortgage, deed of trust, encumbrance, charge, claim, equitable or other interest, easement, right of way, building or use restriction, lien, option, pledge, security interest, purchase right, preemptive right, right of first refusal or similar right or adverse claim or restriction of any kind.

“Non-Recourse Persons” has the meaning set forth in Section 7.8(b).

“Notional General Partner Units” has the meaning specified in the Partnership Agreement.

“NYSE” means the New York Stock Exchange, Inc.

“OLLC” means Access MLP Operating, L.L.C., a Delaware limited liability company.

“OLLC Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of OLLC dated August 3, 2010, as amended.

“Operating Subsidiaries” means Bluestem Gas Services, L.L.C., an Oklahoma limited liability company, Access Midstream Gas Services, L.L.C., an Oklahoma limited liability company, Oklahoma Midstream Gas Services, L.L.C., an Oklahoma limited liability company, Texas Midstream Gas Services, L.L.C., an Oklahoma limited liability company, Access Permian Midstream, L.L.C., an Oklahoma limited liability company, ACMP Finance Corp., a Delaware corporation, Appalachia Midstream Services, L.L.C., an Oklahoma limited liability company, Magnolia Midstream Gas Services, L.L.C., an Oklahoma limited liability company, and Ponder Midstream Gas Services, L.L.C., a Delaware limited liability company (each an “Operating Subsidiary”).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means (i) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (ii) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each as amended, (iii) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (iv) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person.

“Partnership” has the meaning specified in the preamble.

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 3, 2010, as amended by the Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 2012 and as further amended by the Partnership Agreement Amendment.

“Partnership Agreement Amendment” means the Amendment No. 2 to the Partnership Agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit A.

“Partnership Entities” means the Partnership, OLLC and the Operating Subsidiaries, excluding Chesapeake Midstream Operating, L.L.C. and its Subsidiaries (each a “Partnership Entity”).

“Partnership Indemnified Parties” has the meaning set forth in Section 7.2(b).

“Partnership Material Adverse Effect” means any circumstance, change, event, fact, development, condition, matter or effect that either individually or together with any other circumstance, change, event, fact, development, condition, matter or effect is or would reasonably be likely to be materially adverse to or has had or would be reasonably likely to have a material adverse effect on or change in or to the business, operations, ownership, or condition (financial or otherwise) of the Partnership Entities (including the indirect ownership and operation by the Partnership of the Assets), but for purposes of this definition shall exclude any of the following circumstances, changes, events, facts, developments, conditions, matters or effects resulting or arising from, either alone or in combination with any other circumstance, change or effect: (i) any change resulting from the announcement or consummation (in accordance with the terms of this Agreement) of this Agreement (other than any change resulting from a breach of the representation and warranty set forth in Section 3.5(a)), the CMO Purchase Agreement or the ACMP Unit Purchase Agreement, including any disruption of customer or supplier relationships resulting solely and directly therefrom; (ii) conditions affecting the natural gas transportation industry generally; (iii) any changes in U.S. GAAP, or any other accounting rules and regulations; (iv) any change in general economic conditions in the industries or markets in which the Partnership Entities primarily operate; or (v) changes in national, regional, state or local wholesale or retail markets or prices for hydrocarbons or the gathering, transportation, treatment or processing thereof, except in the cases of clauses (ii) through (iv), to the extent disproportionately affecting any of the Partnership Entities as compared with other Persons or businesses in the natural gas transportation industry and then only such disproportionate impact shall be considered.

“Partnership SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements, and other forms, reports, schedules, statements and other documents, as amended, required to be filed or furnished by the Partnership under the Securities Exchange Act with the SEC.

“Party” means, as applicable, the Partnership, the General Partner and the Purchasers.

“Per Unit Price” means if the Public Equity Offering is consummated, the amount equal to the Public Equity Offering Proceeds per Common Unit sold in the Public Equity Offering; provided, however, that if the Closing occurs after the record date for the distribution by the Partnership in respect of Common Units for the quarter ending December 31, 2012, then the Per Unit Price shall be decreased by the amount of the distribution per Common Unit in respect of such quarter.

“Percentage Interest” has the meaning set forth in the Partnership Agreement.

“Permits” means any approval, authorization, certification, clearance, consent, license, permit, registration, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or Taxes for which the Partnership Entities are liable hereunder or for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with U.S. GAAP, (b) Liens imposed by Law not yet due and payable, (c) zoning, entitlement and other land use regulations by any Governmental Authority, provided that such regulations have not been violated, (d) Liens securing Indebtedness permitted by this Agreement and (e) easements, restrictions, covenants, minor title defects and matters that would be revealed by an accurate survey, none of which would have more than an immaterial effect on the use of the property to which they pertain.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Public Equity Offering” has the meaning specified in the recitals.

“Public Equity Offering Proceeds” means the total net proceeds (including after taking into account underwriting discounts and commissions and other transaction expenses) received by the Partnership on or prior to Closing in connection with the Public Equity Offering, the proceeds of which are to finance in part the CMO Disposition.

“Purchaser Percentage” means, with respect to each Purchaser, the percentage set forth next to such Purchaser’s name on Schedule 2.1 hereto.

“Purchase Price” means with respect to each Purchaser, the aggregate sum of its Class B Contribution Amount, its Class C Contribution Amount, its Common Unit Contribution Amount and its Purchaser Percentage of the Additional GP Contribution.

“Purchaser” or “Purchasers” has the meaning specified in the preamble.

“Purchaser Indemnitee” has the meaning set forth in Section 7.2(a).

“Registration Rights Agreement” means the Registration Rights Agreement, dated August 3, 2010, by and among the Partnership, the GIP Entities and GIP II Eagle Holdings Partnership, L.P. as amended and restated by the Amended and Restated Registration Rights Agreement as of the Closing Date.

“Remedies Exception” means the extent to which enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Representatives” means, all directors, officers, managers, trustees, employees, consultants, advisors, or other representatives of a Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” or “Sellers” has the meaning specified in the recitals.

“Subordinated Units” has the meaning specified in the Partnership Agreement.

“Survival Period” has the meaning set forth in Section 7.1.

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax Authority and (b) any Liability for the payment of any amounts of any of the foregoing as a result of being a member of an affiliated, consolidated, combined, or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, and including any attachments or supplements or amendments thereto.

“Third Party Claim” has the meaning set forth in Section 7.3(b).

“Total Common Unit Contribution Amount” means an amount equal to (a) $ 1,160,000,000, minus (b) the sum of the Additional GP Contribution, the Class B Contribution Amounts, the Class C Contribution Amounts and the Public Equity Offering Proceeds.

“Total Purchase Price” means the aggregate sum of the Class B Contribution Amounts, Class C Contribution Amounts, the Common Unit Contribution Amounts and the Additional GP Contribution payable by the Purchasers.

“Total Purchased Units” has the meaning set forth in Section 2.1(a).

“Transaction Documents” means, collectively, this Agreement, the Partnership Agreement Amendment and the Amended and Restated Registration Rights Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby; provided, however, for the avoidance of doubt, the Transaction Documents shall not include the CMO Purchase Agreement, the ACMP Unit Purchase Agreement or the agreements or instruments provided for therein to be executed and delivered by the parties thereto in connection with the transactions contemplated thereby (other than this Agreement and the other Transaction Documents defined herein giving effect to this proviso).

“Transaction Material Adverse Effect” means, with respect to any Party, any event, change, fact, development, circumstance, condition or occurrence that, individually or in the aggregate with one or more other events, changes, facts, developments, circumstances, conditions or occurrences, would or would be reasonably likely to materially impair or delay the ability of such Party, or any of its Affiliates, to perform any of its obligations or to consummate any of the transactions under this Agreement or the other Transaction Documents or otherwise materially threaten or materially impede or delay the consummation or performance of the transactions or obligations under the Transaction Documents.

“Transfer Taxes” has the meaning set forth in Section 10.17.

“Unaudited Financial Statements” has the meaning specified in Section 3.8(a).

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Williams” has the meaning specified in the preamble.

“WMB Debt Financing” means any debt financing (including, without limitation, lines of credit, bridge facilities, term loan facilities, revolving credit facilities or short-term liquidity facilities) entered into by Williams in connection with the Closing and the transactions contemplated by this Agreement.

“WMB Debt Financing Sources” means, collectively, the agents, lead arrangers, bookrunners, lenders and other entities that have committed to provide and/or or otherwise entered into agreements in connection with any WMB Debt Financing.

ARTICLE II

SALE AND PURCHASE OF TOTAL PURCHASED UNITS AND ADDITIONAL

GENERAL PARTNER INTEREST

Section 2.1 Sale and Purchase of Total Purchased Units.

(a) Subject to all of the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and other agreements set forth herein, at the Closing the Partnership hereby agrees to issue and sell to each Purchaser and each Purchaser agrees to acquire the following:

(i) 5,929,025 Class B Units in consideration for the Class B Contribution Amount contributed by each Purchaser set forth on Schedule 2.1;

(ii) 5,599,634 Class C Units, or in the event the Public Equity Offering is not consummated, 12,959,153 Class C Units, in consideration for the Class C Contribution Amount by each Purchaser set forth on Schedule 2.1 (as may be adjusted pursuant to footnote 1); and

(iii) in the event the Public Equity Offering is consummated, a number of Common Units equal to the quotient of (A) the Common Unit Contribution Amount divided by (B) the Per Unit Price, and the aggregate Class B Units, Class C Units and Common Units issued and sold by the Partnership to the Purchasers in accordance with this Section 2.1(a) are the “Total Purchased Units”, and each Purchaser’s purchased share of the Total Purchased Units is the “Final Purchased Units”.

(b) Pursuant to clause (iii) in the proviso to the definition of “Outstanding” in the Partnership Agreement, the General Partner hereby notifies the Purchasers that the limitations in the definition of Outstanding shall not apply to the Class B Units, Class C Units (and each Common Unit received upon conversion of such Class B Units and Class C Units) and the Common Units received under this Agreement for so long as such units are owned by the Purchasers or their Affiliates.

Section 2.2 Sale and Purchase of Additional General Partner Interest. Subject to all of the terms and conditions of this Agreement and in reliance on the representations, warranties, covenants and other agreements set forth herein, at the Closing, in consideration for the contribution to the Partnership on behalf of the General Partner by each Purchaser of its Purchaser Percentage of the Additional GP Contribution as set forth on Schedule 2.1, the number of Notional General Partner Units shall be increased proportionally in accordance with Section 5.2(b) of the Partnership Agreement. The proportionate increase in the number of Notional General Partner Units in accordance with this Section 2.2 is the “Additional General Partner Interest”.

Section 2.3 Closing.

(a) The consummation of the sale and purchase of the Total Purchased Units and the Additional General Partner Interest in accordance with the terms of this Agreement and the Partnership Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, concurrently with the “Closing” under the CMO Purchase Agreement, subject to the prior or concurrent satisfaction or valid waiver of all of the closing conditions of the parties set forth in Article VI of this Agreement, or at such other place and on such other date or time as the Parties may mutually agree. The day on which the Closing takes place is referred to herein as the “Closing Date.”

(b) At the Closing, the Partnership will issue, sell and deliver to each Purchaser, and each Purchaser shall, severally, and not jointly, purchase or acquire from the Partnership the Final Purchased Units against payment of its respective Purchase Price by wire transfers in immediately available funds on or before the Closing Date. The Total Purchased Units will be issued on the Closing Date in accordance with the terms of the Partnership Agreement and this Agreement, and the Final Purchased Units purchased by each Purchaser will be registered to such Purchaser in the Partnership’s records.

(c) At the Closing, the Partnership will proportionately increase the number of Notional General Partner Units, and the General Partner shall acquire from the Partnership the Additional General Partner Interest against payment of the Additional GP Contribution by the Purchasers to the Partnership on behalf of the General Partner by wire transfers in immediately available funds on or before the Closing Date. The Additional General Partner Interest will be issued to the General Partner on the Closing Date in accordance with the terms of the Partnership Agreement and this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in the Partnership SEC Documents as of the date hereof with respect to Section 3.11 through Section 3.15, the Partnership hereby represents and warrants to each Purchaser as of the date hereof and as of the Closing Date as follows:

Section 3.1 Formation; Due Qualification and Authority. Each of the Partnership Entities is a corporation, limited partnership or limited liability company, as the case may be, and each of the foregoing (a) is duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation, as the case may be and (b) is duly authorized, qualified or licensed to do business and is in good standing in each jurisdiction in which such party currently conducts businesses or owns, operates, leases, licenses, uses or operates any properties or assets. The Partnership Entities have delivered to the Purchasers true, correct and complete copies of the Organizational Documents of each of the Partnership Entities, in each case as currently in effect. All such Organizational Documents are in full force and effect, and no Partnership Entity is in violation of any provision of any of its respective Organizational Documents.

Section 3.2 Authorization of Agreement. Each of the Partnership Entities has all requisite power, authority and legal capacity to (a) own, operate and lease its properties and assets as and where currently owned, operated or leased by it and (b) carry on its business as currently conducted. Each of the Partnership Entities has all requisite power, authority and legal capacity to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party. The execution, delivery and performance by each of the Partnership Entities of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by all necessary corporate, limited liability company, limited partnership, general partner or other action, as applicable. Each Transaction Document to which any of the Partnership Entities is or will be a party has been or will be duly executed and validly delivered and, assuming due authorization, execution and delivery by the Purchasers and all other parties thereto, as applicable, constitutes the legal, valid and binding obligations of such Partnership Entity, enforceable against such Partnership Entity in accordance with its terms, except as the enforceability hereof or thereof may be limited by the Remedies Exception. Except as otherwise indicated in this Agreement, no further action on the part of any of the Partnership Entities is or shall be required in connection with its performance of any Transaction Document to which it is or will be a party.

Section 3.3 Power and Authority to Act.

(a) General Partner. The General Partner has full limited liability company power and authority to act as the general partner of the Partnership.

(b) Manager. The Partnership has full limited liability company or corporate power and authority to act as the manager or sole shareholder, as applicable, of OLLC, and OLLC has full limited liability company power and authority to act as the manager of each of the Operating Subsidiaries.

Section 3.4 Valid Issuance of the Total Purchased Units and the Additional General Partner Interest.

(a) The Total Purchased Units and the Additional General Partner Interest will be duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Purchasers and the General Partner, as applicable, against payment therefor in accordance with this Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act and except for general liability associated with the Additional General Partner Interest) and will be issued in compliance with all applicable rules of the NYSE.

(b) The Partnership has all requisite limited partnership power to issue, sell and deliver the Total Purchased Units and the Additional General Partner Interest, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All corporate, partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities or any of their respective stockholders, members or partners for the authorization, issuance, sale and delivery of the Total Purchased Units and the Additional General Partner Interest shall have been validly taken at or before the Closing.

(c) The Total Purchased Units shall have those rights, preferences, privileges and restrictions governing the Class B Units, the Class C Units and the Common Units as are reflected in the Partnership Agreement Amendment and the Partnership Agreement, as applicable.

(d) The Common Units issuable upon conversion of the Class B Units and the Class C Units issued at the Closing, and the Class B Units issuable to holders of Class B Units as a distribution in kind on the Class B Units will be duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Purchasers in accordance with the Partnership Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act) and will be issued in compliance with all applicable rules of NYSE.

Section 3.5 No Conflict; Third Party Consents.

(a) The execution, delivery or performance of any Transaction Document to which any of the Partnership Entities is a party does not and will not (i) violate or conflict with such Partnership Entity’s Organizational Documents, (ii) violate or conflict with any Law or Order applicable to such Partnership Entity, (iii) except to the extent, if any, previously disclosed to the Purchasers, violate, conflict with, result in a breach or termination of, otherwise give any Person additional rights or compensation under, give rise to a loss of a material benefit under or the right to terminate or accelerate, or constitute (with or without notice or lapse of time, or both) a default under, the terms of any note, deed, lease, easement, right of way, instrument, security agreement, mortgage, commitment or Contract to which any of the Partnership Entities is a party or by which any of the Assets are bound, except in the case of clauses (ii) and (iii) for such violations, conflicts, terminations, rights, or defaults that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (iv) result in the creation or imposition of any Lien with respect to the Total Purchased Units and the Additional General Partner Interest, any equity interests in any of the Partnership Entities, or any of the Assets.

(b) Except as previously disclosed to the Purchasers, no Consent of, notice to, or filing with any third party or Governmental Authority is required (i) in connection with or triggered by the execution, delivery or performance by any of the Partnership Entities of the Transaction Documents to which it is a party or (ii) for the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of any of the Partnership Entities.

Section 3.6 Capitalization.

(a) Partnership. As of the date of this Agreement, the issued and outstanding partnership interests of the Partnership consist of 78,923,118 Common Units, 69,076,122 Subordinated Units, 3,020,390 corresponding Notional General Partner Units, the Incentive Distribution Rights and any limited partner interests issued to independent directors of the General Partner pursuant to the Partnership’s long-term incentive plan. Upon issuance, the Total Purchased Units will be owned of record and beneficially by the Purchasers, free and clear of any Liens other than (i) restrictions imposed thereon by applicable securities Laws or the Partnership Agreement and (ii) Liens created by the Purchasers.

(b) General Partner Interest and the Incentive Distribution Rights in the Partnership. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest, and all of the Incentive Distribution Rights and the Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement and have been fully paid (to the extent required under the Partnership Agreement) and, in the case of the Incentive Distribution Rights, are nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act); and the General Partner owns such General Partner Interest and Incentive Distribution Rights free and clear of all Liens other than restrictions imposed thereon by applicable securities Laws or by the Partnership Agreement. Upon issuance, the Additional General Partner Interest will represent an increase in the number of Notional General Partner Units in order for the General Partner to maintain its Percentage Interest in the Partnership and immediately following the Closing shall be owned of record and beneficially by the General Partner, free and clear of any Liens other than (i) restrictions imposed thereon by applicable securities Laws or by the Partnership Agreement and (ii) Liens created by the General Partner.

(c) General Partner. AMV is the sole member of the General Partner and owns 100% of the limited liability company interests in the General Partner; such limited liability company interests are duly authorized and validly issued in accordance with the General Partner LLC Agreement and have been fully paid (to the extent required under the General Partner LLC Agreement) and are nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)).

(d) OLLC. The Partnership is the sole member of OLLC and owns 100% of the limited liability company interests in OLLC; such limited liability company interests are duly authorized and validly issued in accordance with the OLLC Operating Agreement and are fully paid (to the extent required under the OLLC Operating Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act); and the Partnership owns such limited liability company interests free and clear of all Liens other than restrictions imposed thereon by applicable securities Laws or the OLLC Organizational Documents and Liens securing obligations under the Credit Agreement.

(e) Operating Subsidiaries. OLLC owns, directly or indirectly, 100% of the limited liability company interests or stock, as applicable, in each of the Operating Subsidiaries. Such equity interests have been duly authorized and validly issued in accordance with the Organizational Documents of each Operating Subsidiary and are fully paid (to the extent required under such Organizational Documents) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and OLLC owns, directly or indirectly, such equity interests free and clear of all Liens other than restrictions imposed thereon by applicable securities Laws or by the Operating Subsidiaries’ Organizational Documents and Liens securing obligations under the Credit Agreement.

(f) Except as set forth in the Organizational Documents of the Partnership Entities or as previously disclosed to the Purchasers, (i) there are no appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, preemptive rights, options, warrants, participation or commitments or other rights or Contracts of any kind or character relating to or entitling any Person to purchase or otherwise acquire any equity interests of any of the Partnership Entities or requiring any of the Partnership Entities to issue, transfer, convey, assign, redeem or otherwise acquire or sell any equity interests, (ii) no equity interests of any of Partnership Entities are reserved for issuance, other than the equity interests to be issued as contemplated by this Agreement and (iii) assuming the accuracy of the representations of the Purchasers contained in Section 4.1, the issuance or sale of the Total Purchased Units as contemplated by this Agreement will be exempt from registration requirements of the Securities Act.

(g) None of the equity interests of any of the Partnership Entities have been offered, issued, sold or transferred in violation of any applicable Law or preemptive or similar rights. Except for the Registration Rights Agreement, none of the Partnership Entities is under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any of its securities under the Securities Act.

Section 3.7 No Other Subsidiaries. Other than the Partnership Entities, the General Partner does not own, directly or indirectly, any equity or similar interest or long-term debt securities of any Person. Other than the Partnership’s ownership of its 100% limited liability company interest in OLLC and OLLC’s ownership of its 100% limited liability company interest in each of the Operating Subsidiaries and, for the avoidance of doubt, other than the entities that the Partnership would own pursuant to closing of the transactions contemplated by the CMO

Purchase Agreement, neither the Partnership nor OLLC owns, and on the Closing Date neither will own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest or any long-term debt security or any similar interest of, any Person.

Section 3.8 Financial Statements; SEC Reports; Disclosure Controls; Sarbanes-Oxley Act of 2002.

(a) The Partnership SEC Documents set forth true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited consolidated balance sheet of the Partnership (with related statements of income, changes in equity and cash flows) as of and for the years ended on December 31, 2010 and December 31, 2011 and for the period from October 1 through December 31, 2009 and for the period from January 1 through September 30, 2009) (the “Audited Financial Statements”); and (b) the unaudited balance sheets of the Partnership as of September 30, 2012 and September 30, 2011 (with related statements of income, changes in equity, and cash flows for the respective nine-month periods then ended as well as the three-month period ended September 30, 2012) (the “Unaudited Financial Statements”).

(b) The Financial Statements were prepared in accordance with U.S. GAAP (except that the Unaudited Financial Statements do not contain all footnotes required under U.S. GAAP and are subject to customary quarter or year-end adjustments that are not individually or in the aggregate material). The Audited Financial Statements fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Partnership Entities as of the respective dates thereof and for the respective periods covered thereby. The Unaudited Financial Statements fairly present, in all material respects, the consolidated assets and liabilities and results of operations of the Partnership Entities as of September 30, 2012 and September 30, 2011, subject to (i) customary quarter or year-end adjustments that are not individually or in the aggregate material and (ii) the absence of certain footnote disclosures.

(c) SEC Reports. Since January 1, 2012, the Partnership has filed with or furnished to the SEC on a timely basis all Partnership SEC Documents. As of the time they were filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Partnership SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act (as the case may be); and (ii) none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Partnership SEC Documents.

(d) The Partnership has established and maintains disclosure controls and procedures (to the extent required by and as such term is defined in Rule 13a-15 of the Securities Exchange Act), (i) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Partnership in the reports it files or submits under the Securities Exchange Act, as applicable, is accumulated and communicated to management of the General Partner and each other Partnership Entity, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made, and (ii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established to the extent required by Rule 13a-15 of the Securities Exchange Act.

(e) The Partnership and, to the Knowledge of the Partnership, the directors and officers of the General Partner in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated thereunder and the rules of the New York Stock Exchange that are effective and applicable to the Partnership.

Section 3.9 Listing. The Common Units to be sold hereunder and, prior to conversion, the Common Units issuable upon conversion of the Class B Units and the Class C Units will be approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

Section 3.10 Enforceability of Operative Agreements.

(a) Partnership Agreement. The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner and, enforceable against the General Partner in accordance with its terms.

(b) OLLC Operating Agreement. The OLLC Operating Agreement has been duly authorized, executed and delivered by the Partnership and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms.

(c) Agreements of Operating Subsidiaries. The limited liability company agreements, of the Operating Subsidiaries have been duly authorized, executed and delivered by OLLC or the Partnership, as applicable, and are valid and legally binding agreements of OLLC, enforceable against OLLC or the Partnership, as applicable, in accordance with their respective terms.

Provided, that with respect to each of the agreements set forth in sub-clauses (a) through (c) of this Section 3.10, the enforceability thereof may be limited by (i) the Remedies Exception (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, any applicable Law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

Section 3.11 Litigation.

As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Partnership, threatened, against any Partnership Entity or to which any Partnership Entity is otherwise a party or, to the Knowledge of the Partnership, a threatened party, challenging the transactions contemplated by the Transaction Documents or otherwise relating to such transactions.

Section 3.12 Taxes.

(a) The Partnership is properly treated as a partnership for United States federal income tax purposes, and at least 90% of the gross income of the Partnership for each taxable year since its formation up to and including the current taxable year is “qualifying income” with the meaning of Section 7704(d) of the Code.

(b) Each of the Partnership Entities has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects.

(c) Each of the Partnership Entities has timely paid all material Taxes (other than material Taxes not yet due and payable).

(d) The Partnership has made available to the Purchasers complete and accurate copies of all federal and state Tax Returns of the Partnership Entities for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Partnership Entities within the past five (5) years.

(e) Each of the Partnership Entities has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f) There are no current audits or proceedings with any Tax Authority relating to material Taxes in progress, pending or threatened in writing with respect to any of the Partnership Entities. None of the Partnership Entities has received written notice of any pending claim against it (which remains outstanding) from any Tax Authority for assessment or deficiency of Taxes, and no such claim has been threatened in writing. No claim has ever been made within the past five (5) years by a Tax Authority in a jurisdiction in which a Partnership Entity does not file Tax Returns that such Partnership Entity is or may be subject to Tax in that jurisdiction.

(g) None of the Partnership Entities has waived any statute of limitations in respect of any Taxes that is currently in effect or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in effect; there are no agreements or waivers currently in effect providing for an extension of time with respect to the filing of any Tax Returns of any of the Partnership Entities or with respect to the Assets and no request for any such waiver or extension is pending.

(h) None of the Assets of any of the Partnership Entities is subject to any Lien for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings for which sufficient reserves have been established in accordance with U.S. GAAP).

(i) None of the Partnership Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Chesapeake Energy Corporation). None of the Partnership Entities has any Liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(j) None of the Partnership Entities has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Laws, and none of the Partnership Entities has obtained any private letter ruling of the Internal Revenue Service or comparable ruling of any other Tax Authority.

(k) None of the Partnership Entities is a party to or bound by any Tax allocation or Tax sharing or indemnification agreement.

(l) The Partnership (and any entity or arrangement with respect to the Assets that is treated as a partnership for Tax purposes) has made a valid election pursuant to Section 754 of the Code and such election is in effect as of the Closing Date.

(m) For each taxable year since its formation, each of the Operating Subsidiaries, other than AMCP Finance Corp., is, or has been, properly classified as an entity disregarded as separate from its owner for United States federal income tax purposes.

Section 3.13 Compliance with Law; Permits.

(a) Each Partnership Entity is, and to the Knowledge of the Partnership, since September 30, 2012 has been, in compliance in all material respects with all Laws or Orders applicable to such Partnership Entity and the use, ownership, and operation of the Assets and the Business. None of the Partnership Entities has received any material notice of or been charged with the material violation of any Laws related to such Partnership Entity or the use, ownership, or operation of the Assets or the Business. To the Knowledge of the Partnership, none of the Partnership Entities is under investigation with respect to the violation of any Laws related to such Partnership Entity, the Assets or the Business. Notwithstanding the foregoing, this Section 3.13 does not apply to any matters related to Taxes, as it is the Parties’ intent that Section 3.12 shall cover such matters.

(b) Each Partnership Entity possesses all Permits necessary for the conduct in all material respects of its business in substantially the same manner as is currently being conducted. None of the Partnership Entities is in default or violation of, and no event has occurred which, with or without notice or lapse of time, or both, would constitute a material default or violation of, any term, condition, or provision of any such material Permit. To the Knowledge of the Partnership, there are no facts or circumstances that could reasonably be expected to result in (x) any material termination, suspension, modification, or revocation of any such material Permit or could reasonably be expected to result in any Proceeding related to any such material Permit, or (y) the revocation of any application for any material Permit for which any Partnership Entity has applied but which has not currently been granted, except in each case as would not, individually or in the aggregate, be material to the satisfaction of its contractual obligations. There are no material Proceedings pending or, to the Knowledge of the Partnership, threatened relating to the suspension, revocation, or modification of any such Permits of the Partnership Entities.

Section 3.14 Absence of Certain Changes. Except as contemplated by the CMO Transaction Documents, since September 30, 2012, (a) there has not occurred any event or circumstance that has had or would reasonably be expected to have a Partnership Material Adverse Effect and (b) other than with respect to entering into this Agreement and the other Transaction Documents and with respect to the transactions contemplated hereby and thereby, the Business has been conducted, in all material respects, in the ordinary course consistent with past practice.

Section 3.15 Certain Relationships and Related Transactions. Except for the CMO Transaction Documents or as otherwise previously disclosed to the Purchasers and other than the Organizational Documents of the Partnership Entities, AMV or the General Partner and any Contract with respect to employment or compensation, no Affiliate of the General Partner (other than the Partnership, OLLC and the Operating Subsidiaries) nor any current officer, member, employee, manager or director of the General Partner, (a) has any direct or indirect interest in the Assets except through such Affiliates’ direct or indirect ownership of the Partnership Entities and (b) is a party to any Contract with any Partnership Entity.

Section 3.16 Brokers. The Partnership Entities have not incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which any Partnership Entity or Purchaser will have any responsibility whatsoever.

Section 3.17 Investment Company. No Partnership Entity is now, or will be, immediately after the sale of the Total Purchased Units to the Purchasers hereunder and the application of the net proceeds from such sale, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.18 Representations and Warranties Under Transaction Documents. The representations and warranties made by the Partnership Entities in any of the Transaction Documents are true and correct in all material respects.

ARTICLE IV

PURCHASERS’ REPRESENTATIONS

Each Purchaser hereby represents and warrants to the Partnership as of the date hereof and as of the Closing Date as follows:

Section 4.1 Investment Intent. Such Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser is acquiring the Final Purchased Units for investment for its own account and not with a view to the distribution thereof. Such Purchaser acknowledges and understands that (a) the acquisition of the Final Purchased Units has not been registered under the Securities Act in reliance on an exemption therefrom and (b) the Final Purchased Units will be characterized as “restricted securities” under applicable securities Laws. Such Purchaser agrees that the Final Purchased Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities

Act, and in compliance with other applicable state and federal securities Laws. Each Purchaser is able to bear the economic risk of holding such Final Purchased Units for an indefinite period, and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Without limiting the effect of the representations and warranties of the Partnership hereunder, each Purchaser has had the opportunity to ask questions, receive answers and obtain such information as it considers to be relevant to its purchase of the Final Purchased Units hereunder.

Section 4.2 Authorization. Such Purchaser has all requisite power, authority and legal capacity to execute, deliver and fully perform its obligations under each Transaction Document to which it is a party. The execution and delivery by such Purchaser of each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company, corporate or general partner action. Each Transaction Document to which such Purchaser is or will be a party has been or will be duly and validly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery of each such Transaction Document by each of the parties thereto, constitutes the legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with its terms except as the enforceability hereof or thereof may be limited by the Remedies Exception. Except as otherwise indicated in this Agreement, no further action on the part of such Purchaser is or shall be required in connection with the performance of any Transaction Document to which it is a party.

Section 4.3 Representations and Warranties Under Transaction Documents. The representations and warranties made by such Purchaser in any of the Transaction Documents are true and correct in all material respects.

ARTICLE V

COVENANTS

Section 5.1 Fees and Expenses. At or promptly after the Closing, or the earlier termination of this Agreement, the Partnership shall reimburse each Purchaser for any of its out-of-pocket expenses (other than financial advisory expenses (including any “success fees”)), incurred in connection with, or related to, the due diligence investigation of the Partnership Entities, the negotiation and preparation of this Agreement, the Transaction Documents, the CMO Purchase Agreement, the CMO Transaction Documents and the consummation of the transactions contemplated hereby and thereby; provided, however, for the avoidance of doubt, that the Partnership shall not reimburse any Purchaser hereunder for its out-of-pocket expenses incurred in connection with, or related to, the negotiation, preparation or consummation of the ACMP Unit Purchase Agreement or the transactions contemplated solely thereby, including in connection with the General Partner LLC Agreement or the AMV LLC Agreement.

Section 5.2 Additional Covenants.

(a) Except as (i) otherwise contemplated by this Agreement, (ii) required by applicable Law, or (iii) taken in connection with the transactions contemplated by the CMO Transaction Documents, between the date of this Agreement and the Closing Date, the Partnership shall, (1) with respect to the Partnership, the Operating Subsidiaries and the Business, cause the Partnership and the Operating Subsidiaries and their respective officers, members and managers (x) to operate the Business in the ordinary course of business consistent with past practice, and (y) to use commercially reasonable efforts to preserve its present material business operations, organization, and goodwill, use commercially reasonable efforts to preserve, maintain and protect its Assets, properties and rights, including its present relationships with Persons having business dealings with it, and (2) not permit the transfer or disposal of any of its interests in the Operating Subsidiaries or agree in writing or otherwise to do so.

(b) Without limiting the generality of the foregoing, except as (i) otherwise expressly provided by this Agreement, (ii) required by applicable Law, or (iii) taken in connection with the transactions contemplated by the CMO Transaction Documents, between the date of this Agreement and the Closing Date, without the prior written consent of the Purchasers (and with respect to sub-paragraph (12) below, such consent not to be unreasonably withheld), the Partnership, with respect to the Partnership, the Operating Subsidiaries and the Business, shall not and shall cause the Partnership and the Operating Subsidiaries not to:

(1) issue, sell, transfer, pledge, encumber or dispose of any Common Units, Subordinated Units, notes, bonds or other equity interests or securities (or any option, warrant or other right to acquire the same) of any of the Partnership Entities except (x) in connection with the Public Equity Offering or (y) any equity issuances to employees in the ordinary course of business (and otherwise as previously disclosed to the Purchasers);

(2) amend or otherwise alter, waive or change any rights or obligations under or with respect to its Organizational Documents;

(3) liquidate, dissolve, recapitalize or otherwise wind up the business of any of the Partnership Entities;

(4) change its financial accounting methods, policies or practices, except as required by U.S. GAAP or applicable Laws;

(5) sell, assign, transfer, lease, license or otherwise dispose of any Assets owned by any Partnership Entity, except in the ordinary course of business consistent with past practice or pursuant to the terms of any Contract in effect on the date hereof or entered into following the date hereof without breaching this Agreement;

(6) make any capital expenditure other than in the ordinary course of business consistent with past practice;

(7) merge or consolidate with, purchase substantially all of the assets or business of or equity interests in, or make an investment in, any Person (other than extensions of credit to customers in the ordinary course of business consistent with past practice);

(8) except for Indebtedness that will be fully satisfied or released at the Closing, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness or otherwise amend, modify, alter, waive or otherwise change any rights or obligations with respect thereto, including any claims thereunder, other than in the ordinary course of business and other than Indebtedness incurred under the Credit Agreement;

(9) create or assume any Lien that encumbers any equity securities of any of the Partnership Entities or any of the Assets, other than Permitted Liens, customary Liens contained in or arising under any Contract in effect on the date hereof or entered into following the date hereof without breaching this Agreement with respect to amounts not yet delinquent, statutory Liens for amounts not yet delinquent, any Liens in existence as of the date hereof and Liens securing Indebtedness permitted by this Agreement;

(10) except as previously disclosed to the Purchasers, enter into any contract that would be required to be disclosed by the Partnership on form 8-K;

(11) settle, waive or compromise any Proceeding in a manner that would adversely affect in any material respect the ownership, operation or use of the Assets;

(12) make, change or rescind any election in respect of Taxes; adopt or change any accounting method in respect of Taxes or a change in any annual Tax accounting period; file any amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; surrender any right to claim any Tax refund; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (and no such action described in this Section 5.2(b)(12) shall be taken with respect to the Assets by any of the Partnership, OLLC and/or the Operating Subsidiaries or their Affiliates); provided, that notwithstanding the foregoing, following any termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership shall be entitled to make elections and adopt accounting methods with respect to Taxes consistent with its methods and elections in effect prior to such termination (and for avoidance of doubt, the Partnership shall make an election under Section 754 of the Code on the appropriate tax returns following any such termination);

(13) terminate or close any facility, business or operation of the Partnership and the Operating Subsidiaries except in the ordinary course of business consistent with past practice;

(14) (1) split, combine or reclassify any of its membership interests or other outstanding equity, (2) repurchase, redeem or otherwise acquire any of its securities, or (3) adopt a plan of complete or partial dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(15) other than regular quarterly distributions, declare or pay any dividend, or make any other distribution or payment in kind in respect of the equity interests of the Partnership;

(16) except as previously disclosed to the Purchasers, adopt, amend or modify any profit sharing, compensation, savings, insurance, pension, retirement, employment, retention, severance, deferred compensation or other Benefit Plan, program, agreement or arrangement, or otherwise hire any employees or independent contractors;

(17) except as previously disclosed to the Purchasers, increase, or promise to increase, any wage rate or base salary, benefits or other compensation of its employees or independent contractors; or

(18) agree, whether in writing or otherwise, to do any of the foregoing.

Section 5.3 Cooperation. Each of the Parties shall use its commercially reasonable efforts to (i) cause to be taken, on a timely basis, all actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement and (ii) refrain from taking any action that would result in any of the conditions set forth in Article VI from being satisfied.

Section 5.4 Financing Cooperation. Prior to the Closing, each Purchaser shall, and shall cause its Affiliates to, at the Partnership’s sole cost and expense, provide to the Partnership all cooperation reasonably requested by the Partnership in connection with the Debt Financing and raising the Equity Offering Proceeds, including (a) causing senior officers of such Purchaser to participate in meetings, presentations, “road shows”, due diligence sessions or drafting sessions and (b) furnishing to the Partnership as promptly as practicable, such information regarding such Purchaser as may be reasonably requested by the Partnership. Prior to the Closing, the Partnership shall use its commercially reasonable efforts, and shall cause its Affiliates to use their respective commercially reasonable efforts, at the Purchasers’ sole cost and expense, to provide to the Purchasers all cooperation reasonably requested by the Purchasers in connection with the financing of their purchase of the Total Purchased Units and Additional General Partner Interest, including (a) causing senior officers of the Partnership to participate in meetings, presentations, “road shows”, due diligence sessions or drafting sessions and (b) furnishing to the Purchasers as promptly as practicable, such information regarding the Partnership as may be reasonably requested by the Purchasers.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Condition to Obligations of the Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by such Party, on or prior to the Closing Date, of each of the following conditions:

(a) no Law or Order (including any rules and regulations of the Federal Trade Commission and the Antitrust Division of the Department of Justice) is in effect that makes illegal the consummation of this Agreement or any other applicable Transaction Document or the transactions contemplated hereby and thereby;

(b) the CMO Disposition shall have been consummated, or shall be consummated contemporaneously with the Closing, without any amendment to the CMO Purchase Agreement or waiver of any of the conditions to the Partnership’s obligations to effect the closing thereunder; and

(c) the ACMP Unit Purchase shall have been consummated, or shall be consummated contemporaneously with the Closing, without any amendment to the ACMP Unit Purchase Agreement or waiver of any of the conditions thereto provided, this condition shall be deemed to be satisfied with respect to any Purchaser, if the only reason for the ACMP Unit Purchase not to be consummated is due to a breach by such Purchaser of this Agreement or the ACMP Unit Purchase Agreement.

Section 6.2 Conditions to Obligations of the Partnership. The obligations of the Partnership to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Partnership, on or prior to the Closing Date, of each of the following conditions:

(a) each of the representations and warranties of the Purchasers set forth in this Agreement shall be true and correct in all respects (disregarding any materiality or similar qualifier (including through the use of any defined term containing any such qualifier)), in each case, (i) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, unless such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and (ii) except where a failure to be so true and correct has not had a Transaction Material Adverse Effect with respect to the Purchasers;

(b) the Purchasers shall not have materially breached any obligations and agreements required to be performed and complied with by them on or prior to the Closing Date, except for any such breach that has not had a Transaction Material Adverse Effect with respect to the Purchasers;

(c) each Purchaser shall have delivered a counterpart, duly executed by such Purchaser, to the Amended and Restated Registration Rights Agreement;

(d) each Purchaser shall have delivered a certificate, duly executed by an executive officer of such Purchaser, dated as of the Closing Date, to the effect that each of the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(e) each of the Purchasers shall have delivered each document required to be delivered by them to the Partnership under this Agreement and each Purchaser shall have paid its Purchase Price.

Section 6.3 Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by the Purchasers, on or prior to the Closing Date, of each of the following conditions:

(a) each of the Fundamental Representations of the Partnership set forth in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, material adverse effect or words of similar import, which representations and warranties shall be true and correct in all respects) on and as of the date hereof and as of the Closing Date, with the same force and effect as though made on and as of such date; provided, however, that the representation and warranty set forth in Section 3.6(a) shall be deemed to be true and correct solely for the purpose of this Section 6.3(a) (but not for any other purpose), if the total number of Common Units, the total number of Subordinated Units and the total number of corresponding Notional General Partner Units set forth therein, do not vary from the actual total number of Common Units, the actual total number of Subordinated Units and the actual total number of corresponding Notional General Partner Units on the date hereof by more than 2%; provided, further, for the purposes of clarification, this Section 6.3(a) shall not limit any of the Purchasers’ rights or remedies under Article VII.

(b) the Partnership shall not have breached in any material respect its obligations set forth in Section 5.2(b) unless such breach has been cured at or prior to the Closing Date;

(c) the Purchasers shall have received from the Partnership (i) a copy of the Partnership’s certificate of formation, certified by the Secretary of State of the State of Delaware to be true and complete as of a date no more than five (5) days prior to the Closing Date and the Organizational Documents of each of its Operating Subsidiaries, certified by the Secretary of the Partnership and each of the Operating Subsidiaries to be true and complete as of the Closing Date; (ii) a copy, certified by the Secretary of the Partnership and each of the Operating Subsidiaries to be true and complete as of the Closing Date, of the operating agreement or bylaws thereof; and (iii) a certificate, dated not more than ten (10) days prior to the Closing Date, of the Secretary of State of the State of Delaware as to the Partnership’s good standing;

(d) the Purchasers shall have received from the Partnership copies certified by the Secretary or other appropriate officer thereof to be true and complete as of the Closing Date of the resolutions of the board of directors, board of managers or similar governing body of each Partnership party to any Transaction Document authorizing the execution and delivery of this Agreement and each of the other Transaction Documents to which such Partnership Entity is a party and the consummation of the transactions contemplated hereby and thereby and that such resolutions were duly adopted and certifying that such resolutions have not been rescinded or amended as of the Closing Date;

(e) the Purchasers shall have received from the Partnership an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer thereof and giving the name and bearing a specimen signature of each Person who shall be authorized to sign, in the name and on behalf of the Partnership Entities, this Agreement and each of the other Transaction Documents to which the Partnership Entities are or are to become a party, and to give notices and to take other action on behalf of the Partnership Entities under each of such documents;

(f) the Partnership shall have received the proceeds of the Debt Financing;

(g) the Partnership shall have delivered the Partnership Agreement Amendment, duly executed by the General Partner;

(h) the Partnership shall have delivered a counterpart, duly executed by the Partnership, to the Amended and Restated Registration Rights Agreement;

(i) the Partnership shall have delivered a certificate, duly executed by an executive officer of the General Partner, dated as of the Closing Date, to the effect that each of the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied; and

(j) each of the Partnership Entities shall have delivered each document required to be delivered by it to the Purchasers under this Agreement.

Section 6.4 Frustration of Closing Conditions. Neither the Partnership nor the Purchasers may rely on the failure of any condition set forth in Section 6.1, Section 6.2 and Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

INDEMNITY

Section 7.1 Survival of Obligations. The representations and warranties of the Parties contained in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing for fifteen (15) months after the Closing Date, except that the representations and warranties set forth in Section 3.1 (Formation, Due Qualification and Authority), Section 3.2 (Authorization of Agreement), Section 3.3 (Power and Authority to Act), Section 3.4 (Valid Issuance of the Total Purchased Units and the Additional General Partner Interest), Section 3.5(a)(i) (No Conflict; Third Party Consents); Section 3.6 (Capitalization), Section 3.10(a) (Enforceability of Operative Agreements) and Section 3.16 (Brokers) (collectively, the “Fundamental Representations”) and any Fundamental Representations in any certificate delivered pursuant hereto, shall survive the Closing indefinitely (the applicable period of survival of a representation, warranty or covenant being the “Survival Period”) and with respect to the representations and warranties set forth at Section 3.12 (Taxes), and such representations and warranties in any certificate delivered pursuant thereto, such representations and warranties shall survive until sixty (60) days following the expiration of the applicable statute of limitations; provided that notwithstanding the expiration of any Survival Period, any obligations under Section 7.2(a) and (b) shall not terminate with respect to any Damages as to which the Indemnified Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 7.3(a) before the termination of the applicable Survival Period. The Survival Period for all covenants contained in this Agreement that, by their terms, are to be performed at or prior to the Closing, shall be fifteen (15) months after the Closing, and all covenants contained in this Agreement that, by their terms, are to be performed after the Closing shall survive the Closing until the performance of such covenants in accordance with their terms.

Section 7.2 Indemnification.

(a) From and after the Closing, subject to Section 7.1 and Section 7.4, the Partnership hereby agrees to indemnify and hold each of the Purchasers and each of their respective current and future Affiliates and each of the respective (if applicable) current and future indirect and direct equity holders (but excluding any such Person that is or becomes an Affiliate or direct or indirect equity holder of the Purchasers solely as a result of the purchase of publicly traded securities from the general public), general and limited partners, members, directors, managers, officers, employees, and agents of the foregoing (each a “Purchaser Indemnitee”) harmless from and against, and pay to the applicable Purchaser Indemnitee the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, settlements, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, Taxes, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim (collectively, “Damages”) based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) any inaccuracy, untruth or breach of the representations or warranties made by the Partnership in this Agreement and in any certificate delivered pursuant hereto on and as of the date hereof and on and as of the Closing Date; and

(ii) any breach of any covenant or other agreement on the part of the Partnership under this Agreement and in any certificate delivered pursuant hereto.

(b) From and after the Closing, subject to Section 7.1 and Section 7.4, the Purchasers, severally, and not jointly, hereby agree to indemnify and hold the Partnership, the General Partner and the members, directors, managers, officers, employees and agents of the foregoing (collectively, the “Partnership Indemnified Parties”, and together with the Purchaser Indemnitees, the “Indemnified Parties”) harmless from and against, and pay to the applicable Partnership Indemnified Parties the amount of, any and all Damages based upon, attributable to or resulting from (including any and all Proceedings, demands, or assessments arising out of):

(i) any inaccuracy, untruth or breach of the representations or warranties made by the Purchasers in this Agreement and in any certificate delivered pursuant hereto; and

(ii) any breach of any covenant or other agreement on the part of the Purchasers under this Agreement and in any certificate delivered pursuant hereto.

(c) Materiality, Partnership Material Adverse Effect and similar qualifiers contained in any representation or warranty, except in the case of the representations and warranties set forth in Section 3.14, or in any defined term used therein, shall be disregarded for purposes of subsections (a)(i) and (b)(i) of this Section 7.2 in determining any inaccuracy, untruth or breach of the representations or warranties contained herein and calculating the amount of Damages suffered by an Indemnified Party.

(d) In connection with any loss suffered or incurred by either Purchaser that is subject to indemnification under this Section 7.2, the amount of any Damages to which such Purchaser is finally judicially determined to be entitled under this Section 7.2 shall be grossed up to reflect the amount of such Damages that such Purchaser shall have borne indirectly solely as a result of its ownership of the Final Purchased Units purchased by such Purchaser from the Partnership pursuant to this Agreement.

Section 7.3 Indemnification Procedure.

(a) Each Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to Section 7.2, such Indemnified Party will assert its claim for indemnification under Section 7.2 (each, a “Claim”) by providing a written notice (a “Claim Notice”) within the applicable Survival Period to the applicable indemnifying party (the “Indemnifying Party”) specifying, in reasonable detail, to the extent known by such Indemnified Party, the nature and basis for such Claim (e.g., the underlying representation, warranty or covenant alleged to have been breached and the condition or conduct allegedly resulting in such breach). Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent (and limited solely to the extent) of any material prejudice to the Indemnifying Party by such failure or delay, provided that such Claim Notice is provided within the applicable Survival Period.

(b) In the event that any Proceeding is instituted or any Claim is asserted by any Third Party in respect of which indemnification may be sought under Section 7.2 hereof and in respect of which the Indemnifying Party has agreed in writing to indemnify the Indemnified Party for all of such Indemnified Party’s Damages (subject to any applicable limitations in this Article VII) (a “Third Party Claim”), the Indemnifying Party will have the right, at such Indemnifying Party’s expense, to assume the defense of same including the appointment and selection of counsel on behalf of the Indemnified Party so long as such counsel is reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, it shall within thirty (30) days notify the Indemnified Party in writing of its intent to do so. Subject to Section 7.3(c), the Indemnifying Party will have the right to settle or compromise or take any corrective or remedial action with respect to any such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party. The Indemnified Party will be entitled, at its own cost, to participate with the Indemnifying Party in the defense of any such Third Party Claim, unless separate representation of the Indemnified Party by counsel is reasonably necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. If the Indemnifying Party assumes the defense of any such Third Party Claim but fails to diligently prosecute such Third Party Claim, or if the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may assume control of such defense and in the event the Third Party Claim is determined to be a matter for which the Indemnifying Party is required to provide indemnification under the terms of this Article VII, the Indemnifying Party will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel).

(c) Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree or to the extent within its control, permit a default judgment, without the Indemnified Party’s prior written consent, in each case, that (i) does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a binding, irrevocable, written release of any Indemnified Party from all Liability, (ii) provides for any admission of Liability on the part of any Indemnified Party, (iii) requires an admission of guilt or wrongdoing on the part of any Indemnified Party or (iv) imposes any Liability or continuing obligation on or requires any payment from any Indemnified Party.

Section 7.4 Limitations.

(a) No Indemnifying Party shall have any Liability under Section 7.2(a)(i) or Section 7.2(b)(i) related to a representation or warranty other than a Fundamental Representation and Section 3.12 (Taxes) in respect of any individual claim involving Damages to any Indemnified Party of less than $100,000 (each, a “De Minimis Claim”), unless such individual claim is directly related to one or more other claims which in the aggregate involve Damages in excess of $100,000, in which case, the Indemnifying Party will have Liability for the full amount of such claims (subject to the other limitations contained in this Section 7.4) and such claims shall not be considered De Minimis Claims (it being understood and agreed that notwithstanding anything in the foregoing to the contrary, solely for the purposes of this Section 7.4(a), all claims related to any fact or circumstance that causes any representation or warranty made in any particular Section of this Agreement to be inaccurate shall be deemed to be related to all other claims related such fact or circumstance).

(b) No Purchaser Indemnitee shall be entitled to indemnification pursuant to Section 7.2(a)(i) related to a representation or warranty other than a Fundamental Representation and Section 3.12 (Taxes) unless the aggregate of all Losses claimed by the Purchaser Indemnitees pursuant to such section that are not De Minimis Claims exceeds 1% of the Total Purchase Price (the “Claim Deductible”), in which case, subject to Section 7.4(d), the Partnership shall indemnify the Purchaser Indemnitee only for the Damages in excess of the Claim Deductible.

(c) No Partnership Indemnified Party shall be entitled to indemnification pursuant to Section 7.2(b)(i) related to a representation or warranty unless the aggregate of all Damages claimed by the Partnership Indemnified Parties pursuant to such section exceeds the Claim Deductible, in which case, subject to Section 7.4(d), the Purchasers shall indemnify the Partnership Indemnified Party only for the Losses in excess of the Claim Deductible.

(d) The Partnership shall not have any obligation to indemnify the Purchaser Indemnitees under Section 7.2(a)(i) for Damages that exceed, in the aggregate, 20% of the Total Purchase Price; provided, however, that such limitation shall not apply to Damages of the Purchaser Indemnitees arising from any Fundamental Representation and Section 3.12 (Taxes),

and the Partnership’s aggregate Liability for such Damages, together with any other indemnifiable Damages, shall not exceed the Total Purchase Price. The Purchasers shall not have any obligation to indemnify the Partnership Indemnified Parties under Section 7.2(b)(i) for Damages that exceed, in the aggregate, 20% of the Total Purchase Price.

(e) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER THE PURCHASERS, THE PARTNERSHIP NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (I) PUNITIVE OR EXEMPLARY DAMAGES OR (II) LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES EXCEPT, IN THE CASE OF THIS CLAUSE (II), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (X) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE PARTY ENTITLED TO INDEMNIFICATION AND (Y) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (I) AND (II), TO THE EXTENT ANY SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 7.5 Calculation of Damages. In calculating amounts payable to an Indemnified Party, the amount of any indemnified Damages shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Damages and (b) any actual recovery by any Indemnified Party from any Person with respect to such Damages. Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Damages, including under insurance policies and indemnity arrangements.

Section 7.6 No Duplication. In no event shall any Indemnified Party be entitled to recover any Damages under one Section or provision of this Agreement to the extent of the full amount of such Damages already recovered by such Indemnified Party nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Section 7.7 Tax Treatment of Indemnity Payments. The Partnership and the Purchasers agree to treat any indemnity payment made pursuant to this Article VII as an adjustment to the Total Purchase Price for all Tax purposes, unless otherwise required by Law.

Section 7.8 Exclusive Remedy; No Recourse.

(a) The Parties acknowledge and agree that, except in the case of fraud or intentional misrepresentation, or for separate or standalone indemnification or other remedies under the Transaction Documents, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII; provided, however, that nothing herein shall limit the rights of a Party to seek and obtain injunctive relief in accordance with Section 10.5 or to pursue claims pursuant to the Partnership Agreement and the Amended and Restated Registration Rights Agreement. In furtherance of the foregoing, the Parties hereby waive and release from and after the Closing, to the fullest extent permitted by Law, any and all rights, claims, and causes of action (other than any claim of fraud or intentional misrepresentation, or for separate or standalone indemnification or other remedies under the Transaction Documents), with respect to the subject matter of this Agreement, they may have against the other Parties, their respective Affiliates and the respective officers, directors, managers, employees, members, agents, and Representatives of the foregoing arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII.

(b) Except as otherwise expressly set forth in this Agreement, any other Transaction Document or in any certificate delivered pursuant hereto or thereto, each of the Parties, on behalf of itself and its Affiliates, covenants, agrees and acknowledges that (i) no Person other than the express Parties hereto or thereto shall have any obligation or Liability hereunder or under any Transaction Document or under any certificate delivered pursuant hereto or thereto, and (ii) the Parties and their Affiliates and Representatives shall have no rights of recovery in respect hereof or thereof against, no recourse in respect hereof or thereof shall be had against, and no personal Liability in respect hereof or thereof shall attach to any Partnership Entity (other than any party to any of the Transaction Documents to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof) or any former, current or future Affiliate, general or limited partner, member, equity-holder, Representative, director, officer, agent, manager, assignee or employee of any Party, of any Partnership Entity, or of any Affiliate of any of the foregoing (other than any party to any of the Transaction Documents, to the extent of its obligations thereunder), or any of their respective successors or permitted assignees (excluding any party to any Transaction Document, to the extent of its obligations thereunder to the other parties thereto or express third party beneficiaries thereof, collectively, “Non-Recourse Persons”), whether by or through attempted piercing of the “corporate veil”, by or through a claim (whether in tort, contract, at law, in equity or otherwise) by or on behalf of any Party against any Non-Recourse Person, by the enforcement of any judgment, fine or penalty or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. The Non-Recourse Persons shall be express third party beneficiaries of this Section 7.8(b) as if expressly party thereto.

(c) Notwithstanding Section 7.8(a), nothing contained in this Section 7.8 shall prevent any Party from seeking and obtaining injunctive relief against the other Party’s activities in breach of this Agreement.

Section 7.9 No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES OR ANY OTHER PERSON, INCLUDING ANY AFFILIATE OF ANY PARTY, MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR

REPRESENTATIVES (INCLUDING WITH RESPECT TO THE DISTRIBUTION OF, OR ANY SUCH PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE IN ANY DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, EACH PARTY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES) WITH RESPECT TO SUCH PARTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VIII

TERMINATION

Section 8.1 Termination of Agreement Prior to Closing. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Partnership and the Purchasers;

(b) by the Partnership or the Purchasers if there shall be in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 8.1 shall not be available to the Partnership, on the one hand, or either Purchaser, on the other hand, if such order was primarily due to the failure of the Partnership, on the one hand, or either Purchaser, on the other hand, to perform any of its obligations under this Agreement;

(c) by the Purchasers if the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Partnership shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Partnership of notice of such breach from the Purchasers;

(d) by the Partnership if either Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of either Purchaser shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Purchasers of notice of such breach from the Partnership;

(e) by the Partnership or the Purchasers if the CMO Purchase Agreement or the ACMP Unit Purchase Agreement is terminated in accordance with its terms; or

(f) by the Partnership or the Purchasers in the event that the Closing does not occur on or before the later of January 31, 2013 or the Outside Date (as defined in the CMO Purchase Agreement as amended from time to time with the prior written consent of the Purchasers); provided, that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing.

Section 8.2 Effect of Termination Prior to Closing. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto, except that (a) the covenants and agreements set forth in Section 7.8(b), this Section 8.2, Article IX and Article X shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any Party from any liability for any breach of this Agreement.

ARTICLE IX

GOVERNING LAW; CONSENT TO JURISDICTION AND WAIVER OF JURY TRIAL

Section 9.1 Governing Law; Consent to Jurisdiction and Waiver of Jury Trial. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than Delaware. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 10.3 to such Party at the address specified pursuant to Section 10.3. Each of the Parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, or, in the event, but only in the event, that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the Delaware Court of Chancery (or, in the event that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the Delaware Superior Court), (collectively, the “Courts”) for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 10.3 to such Party’s respective address set forth in Section 10.3 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.

Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 9.2 Provision in respect of WMB Debt Financing Sources. Notwithstanding anything herein to the contrary, each of the General Partner and Partnership agrees (i) that it will not, and it will not permit any of its Affiliates to, bring or support anyone else in bringing any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the WMB Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and any appellate courts thereof) and (ii) TO WAIVE AND HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING AGAINST ANY WMB DEBT FINANCING SOURCE.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment and Waivers. This Agreement may be amended, modified or supplemented only by written agreement of all of the Parties hereto.

Section 10.2 Waiver of Compliance and Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to the Partnership:

Access Midstream Partners, L.P.

900 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

Attention: J. Michael Stice

Facsimile No.: (405) 849-6134

and

Access Midstream Partners, L.P.

900 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

Attention: Regina Gregory

Facsimile No.: (405) 849-6134

If to the General Partner:

Access Midstream Partners, L.P.

900 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

Attention: J. Michael Stice

Facsimile No.: (405) 849-6134

and

Access Midstream Partners, L.P.

900 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

Attention: Regina Gregory

Facsimile No.: (405) 849-6134

If to the Purchasers:

If to GIP:

Global Infrastructure Management, LLC

12 East 49th Street

New York, NY 10017

Attention: William Brilliant

Facsimile: (646) 282-1580

and

Global Infrastructure Management LLP

The Peak

5 Wilton Road

London

United Kingdom

Attention: Joseph Blum

Facsimile: +44 207 798 0530

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Edward Sonnenschein

                 Eli Hunt

Facsimile: (212) 751-4864

If to Williams:

The Williams Companies, Inc.

One Williams Center

Tulsa, OK 74171-0172

Attention: Senior Vice President and Chief Financial Officer

Facsimile: (918) 573-4900

with a copy to:

The Williams Companies, Inc.

One Williams Center

Tulsa, OK 74171-0172

Attention: General Counsel

Facsimile: (918) 573-5942

and

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, CO 80202

Attention: Steven Talley

Facsimile: (303) 298-5907

Section 10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The Partnership may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. The Purchasers may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Partnership except that each Purchaser may freely assign this Agreement or any of its rights or obligations hereunder, in whole or from time to time in part, without any such consent to (a) any Affiliate of such Purchaser or in the case of GIP, any control person, partner, equity holder, member, stockholder, or co-investor of GIP or its Affiliates, or (b) following Closing, to any Person that acquires any of the Total Purchased Units (other than pursuant to a registration statement under the Securities Act or a sale to the general public in reliance on an exemption therefrom) from such Purchaser; provided, that no such assignment will in any way affect such Purchaser’s obligations or liabilities under this Agreement.

Section 10.5 Specific Performance. The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Partnership and the Purchasers and the Partnership and the Purchasers will not have an adequate remedy at Law. Therefore, the obligations of the Partnership and the Purchasers under this Agreement, including the

Partnership’s obligation to issue the Total Purchased Units to the Purchasers and the Additional General Partner Interest to the General Partner and the Purchasers’ obligation to purchase the Total Purchased Units from the Partnership and the General Partner’s obligation to acquire the Additional General Partner Interest from the Partnership, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies that any Party may have under this Agreement or otherwise.

Section 10.6 Entire Agreement. This Agreement (including the Schedules hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the transactions contemplated hereby.

Section 10.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the Partnership and the Purchasers agrees that it shall use its best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each of the Partnership and the Purchasers agrees that it shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 10.8 Third-Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of its Affiliates, except that (a) this Agreement shall inure to the benefit of the Non-Recourse Parties as necessary to enforce their rights in accordance with Section 7.8(b) and (b) Section 9.2 and this Section 10.8 (solely as it relates to Section 9.2) shall inure to the benefit of the WMB Debt Financing Sources. Except for the Non-Recourse Parties and the WMB Debt Financing Sources, in each case as provided in the immediately preceding sentence, no Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any Party hereto.

Section 10.9 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 10.10 Time of Essence. Time is of the essence in the performance of this Agreement.

Section 10.11 Sealed Instrument. The Parties acknowledge and agree that, solely with respect to the Fundamental Representations, it is their intent that this Agreement be, and that it will be treated and construed as, a sealed instrument under Delaware Law, including the statute of limitations applicable to sealed instruments. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Transaction Document, the Parties acknowledge and agree that it is not their intent that this Agreement alter, extend or otherwise modify, or be treated or construed as altering, extending or otherwise modifying, any Survival Period under this Agreement or the other Transaction Documents or any statute of limitations under applicable Law (including Delaware Law), except to the extent provided in the immediately preceding sentence with respect to the Fundamental Representations. No Party shall, and each Party shall cause its Affiliates not to, take a position that is inconsistent with this Section 10.11, whether before any Governmental Authority or otherwise.

Section 10.12 Certain Interpretations. The Parties intend that each representation, warranty and agreement contained in this Agreement shall have independent significance. The table of contents and headings preceding the text of articles and sections included in this Agreement and the headings to the schedules are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles or schedules are to the sections, articles and schedules contained in, referred by or attached to this Agreement, unless otherwise specified. The words “include,” “includes,” and “including” in this Agreement mean “include/includes/including, without limitation.” All terms defined in this Agreement have the meanings set forth herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references to $, currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars. When any Party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement, or otherwise, the decision of such Party whether to take such action shall be in such Party’s sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. The phrase “delivered or made available,” and phrases of similar import, when used in this Agreement with reference to any Contracts, other documents, or other materials, mean that the Partnership has delivered such Contracts, other documents, or materials, or to the extent applicable, copies thereof, to the Purchasers or has made copies of such Contracts, other documents or materials available in electronic format prior to the date hereof on the virtual data room established by the Partnership in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 10.13 Limitation. Notwithstanding anything to the contrary contained herein or in any of the Transaction Documents, the obligations of the Purchasers hereunder or thereunder shall be several and not joint.

Section 10.14 Public Statements. The Purchasers and the Partnership shall not, and each shall cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its parent entity’s or, in the case of each of the Purchasers’, the Partnership’s equity interests are traded; provided, further, that such Party uses commercially reasonable efforts to afford the other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, further, that nothing herein shall restrict any Party from disclosing information regarding this Agreement and the transactions contemplated hereby to its Representatives.

Section 10.15 CMO Purchase Agreement. The Purchasers agree that, the Partnership is not making any representations or warranties or agreeing to any covenants with respect to the CMO Purchase Agreement or the entities to be acquired thereunder or the ACMP Unit Purchase Agreement, including, the assets, Liabilities, Contracts or other matters relating thereto.

Section 10.16 Right to Rely. Following the Closing, any rights to indemnification, payment, reimbursement or other remedy based on representations, warranties, covenants or agreements in this Agreement or in any certificate delivered pursuant hereto shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) before the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or in the performance of or compliance with, any such covenant or agreement, shall not affect the right to indemnification, payment, reimbursement or any other remedy based on such representations, warranties, covenants or agreements.

Section 10.17 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Partnership when due, and the Partnership shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

PARTNERSHIP:

ACCESS MIDSTREAM PARTNERS, L.P.,:

By: ACCESS MIDSTREAM PARTNERS GP,
L.L.C., its General Partner, executed under seal

By:	/s/ J. Michael Stice
Name: J. Michael Stice
Title: Chief Executive Officer

GENERAL PARTNER:

ACCESS MIDSTREAM PARTNERS GP, L.L.C., executed under seal

By:	/s/ J. Michael Stice
Name: J. Michael Stice
Title: Chief Executive Officer

GIP II HAWK HOLDINGS PARTNERSHIP, L.P.,:

By: GIP II HAWK HOLDINGS PARTNERSHIP GP, L.L.C., its General Partner, executed under seal

By:	/s/ Jonathan Bram
Name: Jonathan Bram
Title: Officer

WILLIAMS:

THE WILLIAMS COMPANIES, INC., executed under seal

By:	/s/ Donald R. Chappel
Name:	Donald R. Chappel
Title:	Senior Vice President &
Chief Financial Officer

SIGNATURE PAGE – SUBSCRIPTION AGREEMENT

Schedule 2.1

Contribution Amounts

	Purchaser Percentage	Class B Contribution Amount	Class C Contribution Amount		Additional GP Contribution
GIP:	50%	$171,500,000	$171,500,000	[1]	$11,600,000	[2]
Williams:	50%	$171,500,000	$171,500,000	[1]	$11,600,000	[2]

[1]	Subject to increase to $396,900,000 if the Public Equity Offering is not consummated.
[2]	Subject to increase in the event the Public Equity Offering Proceeds exceed $450,800,000.

Exhibit A

Partnership Agreement Amendment

FORM OF AMENDMENT TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ACCESS MIDSTREAM PARTNERS, L.P.

This AMENDMENT NO. 2 (this “Amendment”) TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ACCESS MIDSTREAM PARTNERS, L.P., A DELAWARE LIMITED PARTNERSHIP (the “Partnership”), is effective as of [ ● ], 2012, by Access Midstream Partners GP, L.L.C., a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement (as defined below).

WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 3, 2010 and that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 2012 (collectively, the “Partnership Agreement”);

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership may issue additional Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 5.6(b) of the Partnership Agreement provides that each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) of the Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties as shall be fixed by the General Partner;

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests pursuant to Section 5.6 of the Partnership Agreement; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Convertible Class B Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Convertible Class B Units, including without limitation the conversion of the Convertible Class B Units into Common Units in accordance with the terms described herein, (ii) the creation of a new class of Units to be designated as Subordinated Class C Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Subordinated Class C Units, including without limitation the conversion of the Subordinated Class C Units into Common Units in accordance with the terms described herein, and (iii) such other matters as are provided herein.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Section 1.1 is hereby amended to add or restate, as applicable, the following definitions:

“Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 3, 2010, as subsequently amended by Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of July 24, 2012 and Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December [ ● ], 2012.

“CMO Common Unit” means a Common Unit issued pursuant to the Subscription Agreement.

“CMO Common Unit Price” means the price paid per CMO Common Unit in the Subscription Agreement

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof. Neither a Convertible Class B Unit nor a Subordinated Class C Unit will constitute a Common Unit until the applicable Conversion Date.

“Convertible Class B Conversion Date” has the meaning assigned to such term in Section 5.12(c)(i).

“Convertible Class B Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to a Convertible Class B Unit in this Agreement. A Convertible Class B Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Convertible Class B Unit Distribution” has the meaning assigned to such term in Section 5.12(e)(i).

“Conversion Date” means, (i) with respect to each Convertible Class B Unit, the day such Convertible Class B Unit is converted to a Common Unit pursuant to Section 5.12(c), and (ii) with respect to each Subordinated Class C Unit, the day such Subordinated Class C Unit is converted to a Common Unit pursuant to Section 5.13(c).

“Partnership Interest” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Convertible Class B Units, Subordinated Class C Units, Subordinated Units and Incentive Distribution Rights.

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“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement dated [ ● ], 2012 by and among the Partnership and the Unit Purchasers.

“Subordinated Class C Conversion Date” has the meaning assigned to such term in Section 5.13(c)(i).

“Subordinated Class C Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to a Subordinated Class C Unit in this Agreement. A Subordinated Class C Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordinated Class C Unit Distribution” has the meaning assigned to such term in Section 5.13(e).

“Subscription Agreement” means the Subscription Agreement, dated as of December [ ● ], 2012, between the Partnership, the General Partner and the Unit Purchasers.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units, Convertible Class B Units, Subordinated Class C Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units, Convertible Class B Units and Subordinated Class C Units (excluding Common Units, Convertible Class B Units and Subordinated Class C Units owned by the General Partner and its Affiliates), voting as a single class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units, Convertible Class B Units and Subordinated Class C Units, voting as a single class.

“Unit Purchasers” means each of GIP II Hawk Holdings Partnership, L.P. and The Williams Companies, Inc.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the national securities exchange on which the Common Units are listed or admitted to trading, calculated over the consecutive 30-trading day period ending on the close of trading on the trading day immediately prior to such date.

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2. Section 4.8(c) is hereby amended and restated as follows:

(c) The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7. The transfer of a Convertible Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.10. The transfer of a Subordinated Class C Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.11.

3. Article V is hereby amended to add a new Section 5.12 as follows:

Section 5.12 Establishment of Convertible Class B Units

(a) The General Partner hereby designates and creates a series of Units to be designated as “Convertible Class B Units,” having the terms and conditions set forth herein.

(b) The holders of the Convertible Class B Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII.

(c) Conversion of Convertible Class B Units

(i) Effective on the business day after the record date for the distribution on Common Units for the fiscal quarter ending December 31, 2014, each Convertible Class B Unit shall become convertible at the election of the holder thereof or the Partnership into a Common Unit on a one-for-one basis by delivery of written notice to the Partnership or the holder thereof, as applicable, setting forth the number of Convertible Class B Units held by the holder, the number of Convertible Class B Units it is electing to convert, and other applicable information as may be reasonably requested by the Partnership or the holder thereof, as applicable (such date on which a holder or the Partnership elects to convert a Convertible Class B Unit, a “Convertible Class B Conversion Date”). If such Convertible Class B Units are Certificated, a Convertible Class B Unit Certificate shall be delivered by the holder to the Transfer Agent representing an amount of Convertible Class B Units at least equal to the amount such holder or the Partnership, as applicable, is electing to convert (or an instruction letter shall be delivered by the holder to the Transfer Agent if the Convertible Class B Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent. Thereafter, the Partnership shall take commercially reasonable steps to complete the conversion in accordance with this Section 5.12(c). In the case of any Certificate representing Convertible Class B Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the holder of Convertible Class B Units thereof, at the expense of the Partnership, a new Certificate representing the number of Convertible Class B Units not so converted.

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(ii) Upon conversion, the rights of a holder of converted Convertible Class B Units as holder of Convertible Class B Units shall cease with respect to such converted Convertible Class B Units, including any rights under this Agreement with respect to holders of Convertible Class B Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement with respect to the Common Units received in such conversion. Each Convertible Class B Unit shall, upon its Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit into which such Convertible Class B Unit converted.

(iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Convertible Class B Units. However, the holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(iv) (A) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all Outstanding Convertible Class B Units into Common Units to the extent provided in, and in accordance with, this Section 5.12(c).

(B) All Common Units delivered upon conversion of the Convertible Class B Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights and free of any lien or adverse claim.

(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Convertible Class B Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Convertible Class B Units to the extent permitted or required by the rules of such exchange or market.

(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Convertible Class B Units any rights as a creditor in respect of its right to conversion.

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(d) Allocations. Except as otherwise provided in this Agreement, during the period commencing upon issuance of the Convertible Class B Units and ending on the Convertible Class B Conversion Date, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to Section 6.1(c), shall be allocated to the Convertible Class B Units to the same extent as such items would be so allocated if such Convertible Class B Units were Common Units that were then Outstanding.

(e) Distributions.

(i) Prior to the Class B Conversion Date, the Convertible Class B Units shall not be entitled to receive distributions of Available Cash pursuant to Section 6.3(a). Convertible Class B Units shall receive distributions of paid-in-kind additional Convertible Class B Units (such distribution, a “Convertible Class B Unit Distribution”) for each distribution period that distributions are made with respect to Common Units, including distributions for Common Unit Arrearages. The number of Units to be issued in connection with a Convertible Class B Unit Distribution shall be the quotient of (A) the amount of the distribution declared for the Common Units for the applicable distribution period divided by (B) the VWAP Price calculated as of the date such quarterly distribution on all Units is declared; provided that instead of issuing any fractional Convertible Class B Units, the Partnership shall round the number of Convertible Class B Units issued down to the next lower whole Convertible Class B Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of Convertible Class B Units issued up to the next higher whole Convertible Class B Unit. Any Convertible Class B Units issued pursuant to this Section 5.12(e) shall have all rights of a Convertible Class B Unit, including rights to distributions in any period subsequent to such Convertible Class B Unit issuance.

(ii) Notwithstanding anything in this Section 5.12(e) to the contrary, with respect to Convertible Class B Units that are converted into Common Units, the holder thereof shall not be entitled to a Convertible Class B Unit Distribution and a Common Unit distribution with respect to the same distribution period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(iii) For each Convertible Class B Unit Distribution, the Partnership shall issue the Convertible Class B Units to such holder no later than the date the corresponding distributions are made on the Common Units for such distribution period. The Partnership shall issue to such holder of Convertible Class B Units by notation in book entry form in the books of the Transfer Agent, or at the election of such holder, a physical certificate.

(iv) Subject to and without limiting the other provisions of this Section 5.12, and subject to Section 12.4(c), each Convertible Class B Unit shall have the right to share in distributions of cash, securities or other property and in the form of such cash, securities or other property (other than distributions pursuant to Section 6.3(a)) on a Pro Rata basis with the Common Units as if the Convertible Class B Units had converted to Common Units.

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(f) Voting. The Convertible Class B Units will have such voting rights pursuant to the Agreement as such Convertible Class B Units would have if they were Common Units that were then Outstanding and shall vote together with the Common Units as a single class, except that the Convertible Class B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Convertible Class B Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Convertible Class B Units shall be required to approve any matter for which the holders of the Convertible Class B Units are entitled to vote as a separate class.

(g) Merger and other Extraordinary Transactions. Subject to Section 12.4(c), if (1) there shall be (a) a statutory unit exchange, consolidation, merger or combination involving the Partnership, other than a merger in which the Partnership is the continuing partnership and which does not result in any change (other than as a result of a subdivision or combination pursuant Section 6.3(d)) in Outstanding Common Units; or (b) a sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Partnership, directly or indirectly, to another Person; and (2) pursuant to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, Outstanding Common Units are converted or exchanged into or for stock (other than Common Units), other securities, other property, assets or cash, then each Convertible Class B Unit (including the Convertible Class B Units issued as a distribution) shall, as a condition precedent to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, be converted into a Common Unit on a one-for-one basis; provided, however, notwithstanding the foregoing, no Unitholder shall receive consideration which is greater in amount than the balance of such Unitholder’s Capital Account after taking into account all adjustments, including allocations of income, gain, loss and deduction through the date of such merger or other extraordinary transaction.

(h) Convertible Class B Minority Protection. Notwithstanding anything herein to the contrary, the Partnership shall not take any action that adversely affects any of the rights, preferences or privileges of the Convertible Class B Units. Notwithstanding anything herein to the contrary, until all Convertible Class B Units are converted pursuant to Section 5.12(c), the Partnership shall not issue any equity securities (other than Common Units, the Subordinated Class C Units being issued pursuant to the Subscription Agreement and any additional General Partner Interest pursuant to Section 5.2(b)) unless the holders of a majority of the outstanding Convertible Class B Units approve such issuance.

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4. Article V is hereby amended to add a new Section 5.13 as follows:

Section 5.13 Establishment of Subordinated Class C Units

(a) The General Partner hereby designates and creates a series of Units to be designated as “Subordinated Class C Units,” having the terms and conditions set forth herein. Except as otherwise provided in this Agreement, the Subordinated Class C Units shall be treated as if such Subordinated Class C Units were Common Units that were then Outstanding.

(b) The holders of the Subordinated Class C Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII.

(c) Conversion of Subordinated Class C Units

(i) The Subordinated Class C Units shall not have the privilege of conversion as set forth in Section 5.7 of this Agreement (and Section 5.7 shall not apply to Subordinated Class C Units), rather, subject to Section 6.11, effective on the business day after the record date for the distribution on Common Units for the fiscal quarter ending December 31, 2013, each Subordinated Class C Unit shall become convertible at the election of the holder thereof or the Partnership into a Common Unit on a one-for-one basis by delivery of written notice to the Partnership or the holder thereof, as applicable, setting forth the number of Subordinated Class C Units held by the holder, the number of Subordinated Class C Units it is electing to convert, and other applicable information as may be reasonably requested by the Partnership or the holder thereof, as applicable (such date on which a holder or the Partnership elects to convert a Subordinated Class C Unit, a “Subordinated Class C Conversion Date”). If such Subordinated Class C Units are Certificated, a Subordinated Class C Unit Certificate shall be delivered by the holder to the Transfer Agent representing an amount of Subordinated Class C Units at least equal to the amount such holder or the Partnership, as applicable, is electing to convert (or an instruction letter shall be delivered by the holder to the Transfer Agent if the Subordinated Class C Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent. Thereafter, the Partnership shall take commercially reasonable steps to complete the conversion in accordance with this Section 5.13(c). In the case of any Certificate representing Subordinated Class C Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the holder of Subordinated Class C Units thereof, at the expense of the Partnership, a new Certificate representing the number of Subordinated Class C Units not so converted.

(ii) Upon conversion, the rights of a holder of converted Subordinated Class C Units as holder of Subordinated Class C Units shall cease with respect to such converted Subordinated Class C Units, including any rights under this Agreement with respect to holders of Subordinated Class C Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement with respect to the Common Units received in such conversion. Each Subordinated Class C Unit shall, upon its Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit into which such Subordinated Class C Unit converted.

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(iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Subordinated Class C Units. However, the holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(iv) (A) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all Outstanding Subordinated Class C Units into Common Units to the extent provided in, and in accordance with, this Section 5.13(c).

(B) All Common Units delivered upon conversion of the Subordinated Class C Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights and free of any lien or adverse claim.

(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Subordinated Class C Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Subordinated Class C Units to the extent permitted or required by the rules of such exchange or market.

(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Subordinated Class C Units any rights as a creditor in respect of its right to conversion.

(d) Allocations. Except as otherwise provided in this Agreement, during the period commencing upon issuance of the Subordinated Class C Units and ending on the Subordinated Class C Conversion Date, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to Section 6.1(c), shall be allocated to the Subordinated Class C Units to the same extent as such items would be so allocated if such Subordinated Class C Units were Subordinated Units that were then Outstanding.

(e) Distributions.

(i) Subordinated Class C Units shall be entitled to distributions as provided in Section 6.4 (the “Subordinated Class C Unit Distribution”).

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(ii) Notwithstanding anything in this Section 5.13(e) to the contrary, with respect to Subordinated Class C Units that are converted into Common Units, the holder thereof shall not be entitled to a Subordinated Class C Unit Distribution and a Common Unit distribution with respect to the same distribution period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(iii) Subject to and without limiting the other provisions of this Section 5.13, and subject to Section 12.4(c), each Subordinated Class C Unit shall have the right to share in distributions of cash, securities or other property and in the form of such cash, securities or other property (other than distributions pursuant to Section 6.3(a)) on a Pro Rata basis with the Common Units as if the Subordinated Class C Units had converted to Common Units.

(f) Voting. The Subordinated Class C Units will have such voting rights pursuant to the Agreement as such Subordinated Class C Units would have if they were Common Units that were then Outstanding and shall vote together with the Common Units as a single class, except that the Subordinated Class C Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Subordinated Class C Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Subordinated Class C Units shall be required to approve any matter for which the holders of the Subordinated Class C Units are entitled to vote as a separate class.

(g) Merger and other Extraordinary Transactions. Subject to Section 12.4(c), if (1) there shall be (a) a statutory unit exchange, consolidation, merger or combination involving the Partnership, other than a merger in which the Partnership is the continuing partnership and which does not result in any change (other than as a result of a subdivision or combination pursuant Section 6.3(e)) in Outstanding Common Units; or (b) a sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Partnership, directly or indirectly, to another Person; and (2) pursuant to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, Outstanding Common Units are converted or exchanged into or for stock (other than Common Units), other securities, other property, assets or cash, then each Subordinated Class C Unit shall, as a condition precedent to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, be converted into a Common Unit on a one-for-one basis; provided, however, notwithstanding the foregoing, no Unitholder shall receive consideration which is greater in amount than the balance of such Unitholder’s Capital Account after taking into account all adjustments, including allocations of income, gain, loss and deduction through the date of such merger or other extraordinary transaction to achieve the intended result set forth in this Section 5.13(g).

(h) Subordinated Class C Minority Protection. Notwithstanding anything herein to the contrary, the Partnership shall not take any action that adversely affects any of the rights, preferences or privileges of the Subordinated Class C Units.

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5. Article V is hereby amended to add a new Section 5.14 as follows:

Section 5.14 Transfers of Convertible Class B Units and Subordinated Class C Units. The transfer of a Convertible Class B Unit or a Subordinated Class C Unit shall be subject to Section 4.8, Section 6.1(d)(x)(D), Section 6.10 and Section 6.11.

6. Section 6.1(d) is hereby amended to amend and restate Section 6.1(d)(iii)(A) and to add new Sections 6.1(d)(iii)(C), (D) and (E)as follows:

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 5.12 or Section 12.4) with respect to a Unit (other than a Convertible Class B Unit) exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

(C) With respect to the first taxable period of the Partnership ending upon, or after, the date of issuance of the Convertible Class B Units, and each taxable period of the Partnership thereafter, items of gross income, gain, loss or deduction for such taxable period shall be allocated among the Partners in such a manner as to cause the Per Unit Capital Amount of each Partner with respect to its Convertible Class B Units outstanding as of the time of such event to equal, as closely as possible, the Per Unit Capital Amount for a then outstanding Common Unit.

(D) With respect to the first taxable period of the Partnership ending upon, or after, the date of issuance of the Subordinated Class C Units, items of gross income, gain, loss or deduction for such taxable period shall be allocated among the Partners in such a manner as to cause the Per Unit Capital Amount of each Partner with respect to its Subordinated Class C Units to equal, as closely as possible, the Per Unit Capital Amount for a then outstanding Common Unit.

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(E) With respect to any taxable period of the Partnership ending upon, or after, a Convertible Class B Conversion Date or a Subordinated Class C Conversion Date, as applicable, and after the application of Section 6.1(d)(iii)(A), (B), (C) and (D), Net Income or Net Loss for such taxable period shall be allocated among the Partners in such a manner as to cause the Per Unit Capital Amount of each Partner with respect to a Common Unit converted from a Convertible Class B Unit or a Common Unit converted from a Subordinated Class C Unit, as applicable, that is outstanding as of the time of such event to equal, as closely as possible, the Per Unit Capital Amount for a then outstanding Common Unit.

7. Section 6.1(d) is hereby amended to amend and restate Section 6.1(d)(x)(D) as follows:

(D) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code. For the avoidance of doubt, to the extent that the CMO Common Unit Price of the CMO Common Units is less than the trading price of the Common Units of the Partnership on the New York Stock Exchange as of the Closing Date (as defined in the Subscription Agreement), the General Partner intends to specially allocate items of gross income, gain, loss or deduction to the Unit Purchasers so that the Per Unit Capital Amount with respect to a CMO Common Unit is equal to the Per Unit Capital Amount of a then outstanding Common Unit (and thus to assure fungibility of all Common Units).

8. Article VI is hereby amended to add a new Section 6.3(d) as follows:

(d) For the avoidance of doubt, upon any pro rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassified into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Convertible Class B Units as follows: (a) if the

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Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units) then the Convertible Class B Units shall be subdivided into a number of Convertible Class B Units equal to the result of multiplying the number of Convertible Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Interests constituting such distribution or newly created by such subdivision; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such distribution or subdivision; and (b) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Convertible Class B Units shall be combined into a number of Convertible Class B Units equal to the result of multiplying the number of Convertible Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately following such combination; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such combination.

9. Article VI is hereby amended to add a new Section 6.3(e) as follows:

(e) For the avoidance of doubt, upon any pro rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassified into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Subordinated Class C Units as follows: (a) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of Common Units) then the Subordinated Class C Units shall be subdivided into a number of Subordinated Class C Units equal to the result of multiplying the number of Subordinated Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Interests constituting such distribution or newly created by such subdivision; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such distribution or subdivision; and (b) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Subordinated Class C Units shall be combined into a number of Subordinated Class C Units equal to the result of multiplying the number of Subordinated Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately following such combination; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such combination.

10. Section 6.4 is hereby amended and restated as follows:

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of other Partnership Interests issued pursuant thereto:

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(i) First, (x) to the General Partner in accordance with its Percentage Interest, and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (x) to the General Partner in accordance with its Percentage Interest, and (y) to the Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) (i) until the Subordinated Class C Conversion Date, to the Unitholders holding Subordinated Class C Units and (ii) to the Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Subordinated Class C Unit (until the Subordinated Class C Conversion Date) and Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to the General Partner and all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest, (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vi), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

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(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (vii);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise contemplated by Section 5.6(b) in respect of additional Partnership Interests issued pursuant thereto:

(i) First, 100% to the General Partner and the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, 100% to the General Partner and Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, until the Subordinated Class C Conversion Date, to the General Partner and Unitholders holding Subordinated Class C Units, Pro Rata, until there has been distributed in respect of each Subordinated Class C Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, 100% to the General Partner and the Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

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(vi) Sixth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(vii).

11. Article VI is hereby amended to add a new Section 6.10 as follows:

Section 6.10 Special Provisions Relating to the Holders of Convertible Class B Units.

(a) Except as otherwise provided in this Agreement, the holder of a Convertible Class B Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of any Convertible Class B Unit into Common Units pursuant to Section 5.12(c), the Unitholder holding a Convertible Class B Unit that is to be converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Convertible Class B shall remain subject to the provisions of Section 6.1(d)(iii)(C) and Section 6.10(c).

(b) Subject to the transfer restrictions in Section 4.8, a Unitholder holding a Convertible Class B Unit shall be required to provide notice to the General Partner of the transfer of the Convertible Class B Unit at any time during the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless the transfer is to an Affiliate of the holder.

(c) A Unitholder holding a Common Unit that has resulted from the conversion of a Convertible Class B Unit pursuant to Section 5.12(c) shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the

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intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.10(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units including the application of Section 6.1(d)(iii)(C) and Section 6.1(d)(iii)(E); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

12. Article VI is hereby amended to add a new Section 6.11 as follows:

Section 6.11 Special Provisions Relating to the Holders of Subordinated Class C Units.

(a) Except as otherwise provided in this Agreement, the holder of a Subordinated Class C Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of any Subordinated Class C Unit into Common Units pursuant to Section 5.13(c), the Unitholder holding a Subordinated Class C Unit that is to be converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Class C shall remain subject to the provisions of Section 6.1(d)(iii)(D), Section 6.1(d)(x) and Section 6.11(c).

(b) A Unitholder holding a Subordinated Class C Unit may not transfer a Subordinated Class C Unit except as provided herein. Upon the transfer of a Subordinated Class C Unit, the transferring Unitholder shall be required to provide notice to the General Partner of the transfer of the Subordinated Class C Unit at any time during the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless the transfer is to an Affiliate of the holder.

(c) A Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Class C Unit pursuant to Section 5.13(c) shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.11(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Section 6.1(d)(iii)(D) and Section 6.1(d)(iii)(E); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

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B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signatures on following page]

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

ACCESS MIDSTREAM PARTNERS GP, L.L.C.

By:
Name:	J. Michael Stice
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT TO FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

ACCESS MIDSTREAM PARTNERS, L.P.

Exhibit B

Amended and Restated Registration Rights Agreement

Exhibit B

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”) is made and entered into as of December [            ], 2012, by and among Access Midstream Partners, L.P., a Delaware limited partnership (the “Partnership”), GIP-A Holding (CHK), L.P., a Delaware limited partnership (“GIP-A”), GIP-B Holding (CHK), L.P., a Delaware limited partnership (“GIP-B”), GIP-C Holding (CHK), L.P., a Delaware limited partnership (“GIP-C” and collectively with GIP-A and GIP-B, the “GIP Entities”), GIP II Eagle Holdings Partnership, L.P., a Delaware limited partnership (together with its Affiliates and related fund entities, “Eagle Holdings”) GIP II Hawk Holdings Partnership, L.P., a Delaware limited partnership (together with its Affiliates and related fund entities, “Hawk Holdings”) and The Williams Companies, Inc., a Delaware corporation (together with its Affiliates, “Williams”). Eagle Holdings and Williams are referred to collectively herein as the “Sponsors.” The Partnership and the Sponsors are referred to collectively herein as the “Parties.”

WHEREAS, on August 3, 2010, the Partnership, the GIP Entities and Chesapeake Midstream Holdings, L.L.C., (“Chesapeake Holdings”) entered into a Registration Rights Agreement (the “Original Agreement”);

WHEREAS, Chesapeake Holdings and GIP II Eagle 1 Holding, L.P., a Delaware limited partnership (“GIP-1”), GIP II Eagle 2 Holding, L.P., a Delaware limited partnership (“GIP-2”) and GIP II Eagle 3 Holding, L.P. (“GIP-3”, and together with GIP-1 and GIP-2, the “First PSA Parties”) entered into that certain Purchase Agreement, dated as of June 7, 2012, pursuant to which the First PSA Parties acquired (i) 28,099,946 Subordinated Units (the “First PSA Purchased Interests”) of the Partnership and (ii) 500 units of Access Midstream Ventures, L.L.C. (f/k/a Chesapeake Midstream Ventures, L.L.C.) (“AMV”) from Chesapeake Holdings;

WHEREAS, Chesapeake Holdings assigned its registration rights with respect to the First PSA Purchased Interests to the First PSA Parties pursuant to that certain Assignment of Registration Rights, dated as of June 15, 2012, by and among Chesapeake Holdings and the First PSA Parties;

WHEREAS, the First PSA Parties assigned their registration rights with respect to the First PSA Purchased Interests to Eagle Holdings pursuant to that certain Assignment of Registration Rights, dated June 29, 2012, by and among the First PSA Parties and Eagle Holdings;

WHEREAS, Chesapeake Holdings and GIP II Eagle 4 Holding, L.P., a Delaware limited partnership (“GIP-4”) entered into that certain Purchase Agreement, dated as of June 7, 2012 pursuant to which Eagle Holdings (as assignee of GIP-4 pursuant to an Assignment and Contribution Agreement, dated as of June 25, 2012) acquired (i) 33,704,666 Common Units and (ii) 6,438,115 Subordinated Units (the foregoing clauses (i) and (ii) collectively, the “Second PSA Purchased Interests”) from Chesapeake Holdings;

WHEREAS, Chesapeake Holdings assigned its registration rights with respect to the Second PSA Purchased Interests to Eagle Holdings pursuant to that certain Assignment of Registration Rights, dated as of June 29, 2012, by and between Chesapeake Holdings and Eagle Holdings;

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WHEREAS, the GIP Entities and Williams have entered into that certain Purchase Agreement, dated as of December [__], 2012 (the “Purchase Agreement”), pursuant to which Williams has agreed to acquire (i) 34,538,061 Subordinated Units and (ii) 500 units of AMV from the GIP Entities, subject to the terms and conditions set forth therein;

WHEREAS, Hawk Holdings, Williams and the Partnership have entered into that certain Subscription Agreement, dated as of December [__], 2012 (the “Subscription Agreement”), pursuant to which Eagle Holdings and Williams have agreed to subscribe for and purchase and the Partnership has agreed to issue and sell certain Convertible Class B Units, Subordinated Class C Units and, under certain conditions, Common Units (collectively, the “New Units”) subject to the terms and conditions set forth therein; and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement and the Subscription Agreement, the Parties desire that the Original Agreement be amended and restated in its entirety by this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth in this Section 1:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used in this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in the foregoing to the contrary, for purposes of this Agreement, Hawk Holdings and Eagle Holdings and their respective Affiliates, on the one hand, and Williams and its Affiliates, on the other hand, will not be deemed to be Affiliates of one another hereunder unless there is a basis for such Affiliation independent of their respective Affiliations with the General Partner, the Partnership, any of its subsidiaries or any Person controlling the General Partner.

“Agreement” has the meaning set forth in the preamble.

“AMV” has the meaning set forth in the preamble.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Oklahoma shall not be regarded as a Business Day.

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“Chesapeake Holdings” has the meaning set forth in the preamble.

“Convertible Class B Units” has the meaning set forth in the Partnership Agreement Amendment.

“Subordinated Class C Units” has the meaning set forth in the Partnership Agreement Amendment.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

“Common Units” has the meaning set forth in the LP Agreement.

“Demand Eligible Holder” has the meaning set forth in Section 2(a)(ii).

“Demand Notice” has the meaning set forth in Section 2(a)(i).

“Demand Registration” has the meaning set forth in Section 2(a)(i).

“Denial Notice” has the meaning set forth in Section 2(a)(iii).

“Eagle Holdings” has the meaning set forth in the preamble.

“Effective Date” means the time and date that a Registration Statement is first declared effective by the Commission or otherwise becomes effective.

“Effectiveness Period” has the meaning set forth in Section 2(a)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First PSA Parties” has the meaning set forth in the preamble.

“First PSA Purchased Interests” has the meaning set forth in the preamble.

“General Partner” means Access Midstream Partners GP, L.L.C., a Delaware limited liability company, and its successor and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“GIP-1” has the meaning set forth in the preamble.

“GIP-2” has the meaning set forth in the preamble.

“GIP-3” has the meaning set forth in the preamble.

“GIP-4” has the meaning set forth in the preamble.

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“GIP-A” has the meaning set forth in the preamble.

“GIP-B” has the meaning set forth in the preamble.

“GIP-C” has the meaning set forth in the preamble.

“GIP Entities” has the meaning set forth in the preamble.

“Holder” means (i) any Sponsor who holds Registrable Securities, (ii) any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 7(e) hereof or (iii) any holder of Registrable Securities received by such holder from AMV (solely with respect to such Registrable Securities).

“Incentive Distribution Rights” has the meaning set forth in the LP Agreement.

“Indemnified Persons” has the meaning set forth in Section 5.

“Initiating Holder” has the meaning set forth in Section 2(a)(i).

“Losses” has the meaning set forth in Section 5.

“LP Agreement” means the First Amended and Restated Agreement of Limited Partnership of Access Midstream Partners, L.P., dated as of August 3, 2010, as amended by that certain Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership, dated as of July 24, 2012, and the Partnership Agreement Amendment, as may be further amended from time to time.

“Original Agreement” has the meaning set forth in the preamble.

“Parties” has the meaning set forth in the preamble.

“Partnership” has the meaning set forth in the preamble.

“Partnership Agreement Amendment” means the second amendment to the LP Agreement, dated as of the date hereof.

“Partnership Securities” means any equity interest of any class or series in the Partnership, including Common Units, Subordinated Units, Convertible Class B Units, Subordinated Class C Units and Incentive Distribution Rights.

“Person” means an individual or group, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Piggyback Eligible Holder” has the meaning set forth in Section 2(b)(i).

“Piggyback Notice” has the meaning set forth in Section 2(b)(i).

“Piggyback Registration” has the meaning set forth in Section 2(b)(i).

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Piggyback Request” has the meaning set forth in Section 2(b)(i).

“Pre-Demand Notice” has the meaning set forth in Section 2(a)(iii).

“Preference Period” means the period beginning on the date hereof and ending on the date that Eagle Holdings, Hawk Holdings and their respective Affiliates own a number of Registrable Securities on an as-converted Common Unit basis equal to or less than the number of Registrable Securities on such basis held by Williams as of the date hereof giving effect to Williams’ purchase of the New Units under the Subscription Agreement.

“Proceeding” means any action, claim, suit, proceeding or investigation (including a preliminary investigation or partial proceeding, such as a deposition) pending or known to the Partnership to be threatened.

“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement” has the meaning set forth in the preamble.

“Registrable Securities” means (i) Subordinated Units, (ii) Common Units, (iii) Convertible Class B Units and (iv)Subordinated Class C Units; provided, however, that Registrable Securities shall not include any Partnership Securities for which Rule 144 of the Securities Act or another exemption from registration is available to enable the holder of such Partnership Securities to dispose of the number of Partnership Securities it desires to sell at the time and price it desires to do so without registration under the Securities Act or other similar applicable law (and without any limitation on volume, timing, recipients or intended method or methods of distribution, including through the use of an underwriter, that would not be applicable with a Registration Statement).

“Registration Expenses” has the meaning set forth in Section 4.

“Registration Statement” means a registration statement in the form required to register the resale of the Registrable Securities under the Securities Act and other applicable law, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

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“Rule 405” means Rule 405 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 433” means Rule 433 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Second PSA Purchased Interests” has the meaning set forth in the preamble.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

“Shelf Registration Statement” means a Registration Statement made pursuant to Rule 415 of the Securities Act.

“Special Successor” means any Person that is a transferee of a Sponsor or a transferee of (i) Partnership Securities sufficient to provide such Person with the direct or indirect right to designate or cause the designation of at least one member to the Board of Directors of the General Partner or (ii) equity interests in AMV sufficient to provide such Person with the right to designate or cause the designation of at least one member of the Board of Directors of AMV.

“Sponsors” has the meaning set forth in the preamble.

“Stand-Off Period” has the meaning set forth in Section 7(f).

“Subordinated Units” has the meaning set forth in the LP Agreement.

“Subscription Agreement” has the meaning set forth in the preamble.

“Suspension Period” has the meaning set forth in Section 2(a).

“Trading Day” means a day during which trading in the Common Units on the Trading Market generally occurs.

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

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“Transaction Documents” means, collectively, this Agreement, the Partnership Agreement Amendment and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby; provided, however, for the avoidance of doubt, the Transaction Documents shall not include the Purchase Agreement or the agreements or instruments provided therein to be executed and delivered by the parties thereto in connection with the transactions contemplated thereby (other than this Agreement and the other Transaction Documents defined herein giving effect to this proviso).

“Williams” has the meaning set forth in the preamble.

“WKSI” means a “well known seasoned issuer” as defined under Rule 405.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (f) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (g) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (h) references to any Person include such Person’s successors and permitted assigns; and (i) references to “days” are to calendar days unless otherwise indicated.

2. Registration.

(a) Demand Registration.

(i) Subject to Section 2(a)(iii) and 2(a)(iv), any Holder or group of Holders that holds Registrable Securities (the “Initiating Holder”) that desires to sell shall have the option and right, exercisable by delivering a written notice to the Partnership (a “Demand Notice”), to require the Partnership to, pursuant to the terms of and subject to the limitations contained in this Agreement, prepare and file with the Commission a Registration Statement registering the offering and sale of the number and type of Registrable Securities on the terms and conditions specified in the Demand Notice in accordance with the intended timing and method or methods of distribution thereof specified in the Demand Notice (the “Demand Registration”). The Partnership shall have the right to elect that any Demand Registration be made pursuant to a Shelf Registration Statement.

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(ii) Within two (2) Trading Days of the receipt of the Demand Notice, the Partnership shall give written notice of such Demand Notice to all Holders eligible to participate in the Demand Registration pursuant to this Section 2(a) (the “Demand Eligible Holders”) and shall, subject to the limitations of this Section 2(a), file a Registration Statement covering all of the Registrable Securities that the Demand Eligible Holders shall in writing request (such request to be given to the Partnership within three (3) days of receipt of such notice of the Demand Notice given by the Partnership pursuant to this Section 2(a)(ii)) to be included in such Demand Registration as promptly as practicable as directed by the Initiating Holder in accordance with the terms and conditions of the Demand Notice and use all commercially reasonable efforts to cause such Registration Statement to become effective under the Securities Act and remain effective under the Securities Act for not less than six (6) months following the Effective Date or such shorter period when all Registrable Securities covered by such Registration Statement have been sold (the “Effectiveness Period”); provided, however, that the Partnership shall not be required to effect the registration of Registrable Securities pursuant to this Section 2(a) unless at least an aggregate of 2,500,000 Registrable Securities (as adjusted to reflect splits, combinations, dividends and recapitalizations) are offered or the Registrable Securities are offered at an aggregate proposed offering price of not less than $50 million.

(iii) During the Preference Period, (x) prior to delivering a Demand Notice to the Partnership in accordance with Section 2(a)(i), Williams shall give written notice (a “Pre-Demand Notice”) to Eagle Holdings of its intention to deliver a Demand Notice, which shall include a copy of the proposed Demand Notice and set forth in reasonable detail the proposed number of Registrable Securities and timing, method of distribution and other terms of the proposed sale of Registrable Securities subject thereto; (y) if Eagle Holdings has a good faith belief that it intends to dispose of Registrable Securities pursuant to a Registration Statement within 60 days after receipt of a Pre-Demand Notice, it shall have the right to issue a written notice to Williams (a “Denial Notice”), which shall set forth Eagle Holdings’ then-current good faith expectations for such disposition; and (z) upon receipt of a Denial Notice, Williams shall refrain from delivering a Demand Notice or disposing of Registrable Securities pursuant to a Registration Statement that does not cover such Registrable Securities as of the date of such Denial Notice for at least 90 days thereafter.

(iv) Williams shall not be eligible to participate in a Demand Registration initiated by Eagle Holdings during the Preference Period. Williams shall not deliver a Demand Notice for 90 after the effective date of any Demand Registration initiated by Eagle Holdings.

(v) Subject to the other limitations contained in this Agreement, the Partnership is not obligated hereunder to effect more than (A) one (1) Demand Registration on Form S-1 (or any equivalent or successor form under the Securities Act) in any twelve (12) month period; provided, that notwithstanding anything in this Agreement to the contrary, the Partnership shall not be obligated to effect any Demand Registration on Form S-1 (or any equivalent or successor form under the Securities Act) that is not requested by a Sponsor or a Special Successor; and (B) two (2) Demand Registrations on Form S-3 (or any equivalent or successor form under the Securities Act) in any twelve (12) month period.

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(vi) Notwithstanding any other provision of this Section 2(a), the Partnership shall not be required to effect a registration or file a Registration Statement pursuant to this Section 2(a): (A) during the period starting with the date sixty (60) days prior to a good faith estimate, with the approval of a simple majority of the Board of Directors of the General Partner, of the date of filing of, and ending on a date ninety (90) days after the effective date of, a Partnership-initiated registration; provided that the Partnership is actively employing commercially reasonable efforts to cause such registration statement to become effective; (B) for a period of up to ninety (90) days after the date of a Demand Notice for registration pursuant to this Section 2(a) if at the time of such request (1) the Partnership is engaged, or has fixed plans with the approval of a simple majority of the Board of Directors of the General Partner to engage, within ninety (90) days of the time of such Demand Notice, in a firm commitment underwritten public offering of Common Units in which the Holders of Registrable Securities include Registrable Securities pursuant to Section 2(b), or (2) the Partnership is currently engaged in a self-tender or exchange offer and the filing of a Registration Statement would cause a violation of the Exchange Act; or (C) for a period of up to ninety (90) days, if (1) the General Partner determines that a postponement is in the best interest of the Partnership and its Limited Partners generally due to a pending transaction or (2) the General Partner determines that a postponement is in the best interest of the Partnership due to an investigation or other event (any such period, a “Suspension Period”); provided, however, that in no event shall the Partnership postpone or defer any Demand Registration pursuant to this Section 2(a)(iv) and/or Section 7(f) for more than an aggregate of one hundred and eighty (180) days in any twelve (12) month period.

(vii) Notwithstanding any other provision of this Section 2(a), if (A) the Demand Eligible Holders intend to distribute the Registrable Securities covered by a Demand Registration by means of an underwriting and (B) the managing underwriter advises the Partnership that the inclusion of all of the Demand Eligible Holders’ Registrable Securities in the subject Registration Statement would have a material adverse effect on the timing or success of the offering, then the Partnership shall so advise all Demand Eligible Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated to the Demand Eligible Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Demand Eligible Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(viii) The Partnership may include in any such Demand Registration other Partnership Securities for sale for its own account or for the account of any other Person; provided that if the managing underwriter for the offering determines that the number of Partnership Securities proposed to be offered in such offering would have a material adverse effect on the timing or success of such offering, then the Registrable Securities to be sold by the Demand Eligible Holders shall be included in such registration before any Partnership Securities proposed to be sold for the account of the Partnership or any other Person.

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(ix) Subject to the limitations contained in this Agreement, the Partnership shall effect any Demand Registration on Form S-3 (except if the Partnership is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such Demand Registration shall be effected on another appropriate form for such purpose pursuant to the Securities Act) and if the Partnership becomes, and is at the time of its receipt of a Demand Notice, a WKSI, the Demand Registration for any offering and selling of Registrable Securities through a firm commitment underwriting shall be effected pursuant to an Automatic Shelf Registration Statement, which shall be on Form S-3 or any equivalent or successor form under the Securities Act (if available to the Partnership); provided, however, that if at any time a Registration Statement on Form S-3 is effective and a Holder provides written notice to the Partnership that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Partnership will amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place.

(x) Without limiting Section 3, in connection with any Demand Registration pursuant to and in accordance with this Section 2(a), the Partnership shall, (A) promptly prepare and file or cause to be prepared and filed (1) such additional forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents, as may be necessary or advisable to register or qualify the securities subject to such Demand Registration, including under the securities laws of such states as the Demand Eligible Holders shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business in such jurisdiction solely as a result of registration and (2) such forms, amendments, supplements, prospectuses, certificates, letters, opinions and other documents as may be necessary to apply for listing or to list the Registrable Securities subject to such Demand Registration on the Trading Market and (B) do any and all other acts and things that may be necessary or appropriate or reasonably requested by the Demand Eligible Holders to enable such Holders to consummate a public sale of such Registrable Securities in accordance with the intended timing and method or methods of distribution thereof.

(xi) In the event a Holder transfers Registrable Securities included on a Registration Statement and such Registrable Securities remain Registrable Securities following such transfer, at the request of such Holder, the Partnership shall amend or supplement such Registration Statement as may be necessary in order to enable such transferee to offer and sell such Registrable Securities pursuant to such Registration Statement.

(xii) The Partnership shall use commercially reasonable efforts to become eligible to use Form S-3 and, after becoming eligible to use Form S-3, shall use commercially reasonable efforts to remain eligible to use Form S-3, including by timely filing all reports with the Commission and meeting the other requirements of the Exchange Act.

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(b) Piggyback Registration.

(i) If the Partnership shall at any time propose to file a Registration Statement, other than pursuant to any Demand Registration, for an offering of Partnership Securities for cash (whether in connection with a public offering of Partnership Securities by the Partnership, a public offering of Partnership Securities by unitholders, or both, but excluding an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement form that does not permit secondary sales), the Partnership shall promptly notify all Holders eligible to participate in such offering (each a “Piggyback Eligible Holder”) of such proposal reasonably in advance of (and in any event at least two (2) Trading Days before) the anticipated filing date (the “Piggyback Notice”). The Piggyback Notice shall offer the Piggyback Eligible Holders the opportunity to include for registration in such Registration Statement the number of Registrable Securities as they may request (a “Piggyback Registration”). The Partnership shall use commercially reasonable efforts to include in each such Piggyback Registration such Registrable Securities for which the Partnership has received written requests from Piggyback Eligible Holders within three (3) days after mailing of the Piggyback Notice (“Piggyback Request”) for inclusion therein. If a Piggyback Eligible Holder decides not to include all of its Registrable Securities in any Registration Statement thereafter filed by the Partnership, such Piggyback Eligible Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Partnership with respect to offerings of Partnership Securities, all upon the terms and conditions set forth herein.

(ii) Notwithstanding anything in Section 2(b)(i) to the contrary, Williams shall not be eligible to participate in a Piggyback Registration during the Preference Period.

(iii) If the Registration Statement under which the Partnership gives notice under Section 2(b)(i) is for an underwritten offering, the Partnership shall so advise the Piggyback Eligible Holders of Registrable Securities. In such event, the right of any such Piggyback Eligible Holder to be included in a registration pursuant to this Section 2(b) shall be conditioned upon such Piggyback Eligible Holder’s participation in such underwriting and the inclusion of such Piggyback Eligible Holder’s Registrable Securities in the underwriting to the extent provided herein. All Piggyback Eligible Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Partnership. If the managing underwriter or managing underwriters of such offering advise the Partnership and the Piggyback Eligible Holders in writing that in their reasonable opinion that the inclusion of all of the Piggyback Eligible Holders’ Registrable Securities in the subject Registration Statement would have a material adverse effect on the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Registrable Securities held by the Piggyback Eligible Holders that, in the reasonable opinion of the managing underwriter or managing underwriters, will not have a material adverse effect on the timing or success of the offering, with any reduction in the amount of Registrable Securities to be registered applied pro-rata among all Piggyback Eligible Holders desiring to register Registrable Securities based on the number of Registrable Securities owned by

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each such Piggyback Eligible Holder of the class (or classes) for which registration is being sought and, as to any other holders of Partnership Securities who may be seeking to register such Partnership Securities, with such reduction applied first, subject to the rights of any holder that has priority by virtue of an any agreement approved in accordance with Section 2(f) below, to the amount of Partnership Securities sought to be registered by such other holders. If any Piggyback Eligible Holder disapproves of the terms of any such underwriting, such Piggyback Eligible Holder may elect to withdraw therefrom by written notice to the Partnership and the managing underwriter(s) delivered on or prior to the time of pricing of such offering. Any Registrable Securities withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Piggyback Eligible Holder that is a partnership, limited liability company, corporation or other entity, the partners, members, stockholders, subsidiaries, parents and Affiliates of such Piggyback Eligible Holder, or the estates and family members of any such partners/members and retired partners/members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “Piggyback Eligible Holder,” and any pro rata reduction with respect to such “Piggyback Eligible Holder” shall be based upon the aggregate amount of securities carrying registration rights owned by all entities and individuals included in such “Piggyback Eligible Holder,” as defined in this sentence.

(iv) The Partnership shall have the right to terminate or withdraw any registration initiated by it under this Section 2(b) prior to the Effective Date of such Registration Statement whether or not any Piggyback Eligible Holder has elected to include Registrable Securities in such Registration Statement. The registration expenses of such withdrawn registration shall be borne by the Partnership in accordance with Section 4 hereof.

(c) All registration rights granted under this Section 2 shall continue to be applicable with respect to any Holder for so long as may be required for each such Holder to sell all of the Registrable Securities held by such Holder (without any limitation on volume, timing, recipients or intended method or methods of distribution, including through the use of an underwriter, that would not be applicable with a registration under the Securities Act).

(d) Any Demand Notice or Piggyback Request shall (i) specify the Registrable Securities intended to be offered and sold by the Holder making the request, (ii) express such Holder’s present intent to offer such Registrable Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Registrable Securities and (iv) contain the undertaking of such Holder to provide all such information and materials and take all action as may reasonably be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Registrable Securities.

(e) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

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(f) The Partnership has not entered into and, unless agreed in writing by each of the Sponsors and any Special Successor, on or after the date of this Agreement will not enter into, any agreement which (a) is inconsistent with the rights granted to the Holders with respect to Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof in any material respect or (b) other than as set forth in this Agreement, would allow any holder of Partnership Securities to include Partnership Securities in any Registration Statement filed by the Partnership on a basis that is superior or more favorable in any material respect to the rights granted to the Holders hereunder.

3. Registration Procedures.

The procedures to be followed by the Partnership and each Holder selling Registrable Securities in a Registration Statement pursuant to this Agreement, and the respective rights and obligations of the Partnership and such Holders, with respect to the preparation, filing and effectiveness of such Registration Statement, are as follows:

(a) The Partnership will, at least three (3) days prior to the anticipated filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do nothing more than name Holders and provide information with respect thereto), (i) unless available to the Holders through public filings with the Commission, furnish to such Holders copies of all such documents proposed to be filed and (ii) use its reasonable efforts to address in each such document when so filed with the Commission such comments as such a Sponsor or Special Successor reasonably shall propose within two (2) days of the delivery of such copies to the Sponsors and Special Successors.

(b) The Partnership will use commercially reasonable efforts to as promptly as reasonably possible (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to each Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the disposition of all Registrable Securities covered thereby for its Effectiveness Period and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; and (iii) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably possible provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to such Holders as selling Holders but not any comments that would result in the disclosure to such Holders of material and non-public information concerning the Partnership.

(c) The Partnership will comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statements and the disposition of all Registrable Securities covered by each Registration Statement.

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(d) The Partnership will notify such Holders as promptly as reasonably practicable: (i)(A) when a Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed; (B) when the Commission notifies the Partnership whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement (in which case the Partnership shall provide true and complete copies thereof and all written responses thereto to each of such Holders that pertain to such Holders as selling Holders, but not information which the Partnership believes would constitute material and non-public information); and (C) with respect to each Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Partnership of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; and (v) of the occurrence of (but not the nature or details concerning) any event or passage of time that makes any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided, however, that no notice by the Partnership shall be required pursuant to this clause (v) in the event that the Partnership either promptly files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which in either case, contains the requisite information that results in such Registration Statement no longer containing any untrue statement of material fact or omitting to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading).

(e) The Partnership will use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment, or if any such order or suspension is made effective during any Suspension Period, at the earliest practicable moment after the Suspension Period is over.

(f) During the Effectiveness Period, the Partnership will furnish to each such Holder, without charge, at least one conformed copy of each Registration Statement and each amendment thereto and all exhibits to the extent requested by such Holder (including those incorporated by reference) promptly after the filing of such documents with the Commission; provided, that the Partnership will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system.

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(g) The Partnership will promptly deliver to each Holder, without charge, as many copies of each Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Holder may reasonably request during the Effectiveness Period. The Partnership consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(h) The Partnership will cooperate with such Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, Exchange Act or other applicable securities laws, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing. In connection therewith, if required by the Partnership’s transfer agent, the Partnership will promptly, after the Effective Date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder of such Registrable Securities under the Registration Statement.

(i) Upon the occurrence of any event contemplated by Section 3(d)(v), as promptly as reasonably possible, the Partnership will prepare a supplement or amendment, including a post-effective amendment, if required by applicable law, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j) Such Holders may distribute the Registrable Securities by means of an underwritten offering; provided that (i) such Holders provide written notice to the Partnership of their intention to distribute Registrable Securities by means of an underwritten offering, (ii) the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein, (iii) the managing underwriter or managing underwriters thereof shall be designated by the Initiating Holder in the case of a Demand Registration (provided, however, that such designated managing underwriter or managing underwriters shall be reasonably acceptable to the Partnership) or by the Partnership in the case of a registration initiated by the Partnership, (iv) each Holder participating in such underwritten offering agrees to enter into an underwriting agreement in customary form and sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled to select the managing underwriter or managing underwriters hereunder and (v) each Holder participating in such underwritten offering completes and executes all questionnaires, powers of attorney, indemnities,

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underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements. The Partnership hereby agrees with each Holder that, in connection with any underwritten offering in accordance with the terms hereof, it will negotiate in good faith and execute all indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, including using all commercially reasonable efforts to procure customary legal opinions and auditor “comfort” letters.

(k) In the event such Holders seek to complete an underwritten offering, for a reasonable period prior to the filing of any Registration Statement and throughout the Effectiveness Period, the Partnership will make available upon reasonable notice at the Partnership’s principal place of business or such other reasonable place for inspection by the managing underwriter or managing underwriters selected in accordance with Section 3(j) such financial and other information and books and records of the Partnership, and cause the officers, employees, counsel and independent certified public accountants of the Partnership to respond to such inquiries, as shall be reasonably necessary (and in the case of counsel, not violate an attorney-client privilege in such counsel’s reasonable belief) to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act.

(l) In connection with any registration of Registrable Securities pursuant to this Agreement, the Partnership will take all commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of Registrable Securities by such Holders, including using commercially reasonable efforts to cause appropriate officers and employees to be available, on a customary basis and upon reasonable notice, to meet with prospective investors in presentations, meetings and road shows.

4. Registration Expenses. All Registration Expenses incident to the Parties’ performance of or compliance with their respective obligations under this Agreement or otherwise in connection with any Demand Registration or Piggyback Registration (excluding any Selling Expenses) shall be borne by the Partnership, whether or not any Registrable Securities are sold pursuant to a Registration Statement. “Registration Expenses” shall include, without limitation, (i) all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Trading Market and (B) in compliance with applicable state securities or “Blue Sky” laws), (ii) printing expenses (including expenses of printing certificates for Partnership Securities and of printing prospectuses if the printing of prospectuses is reasonably requested by a Holder of Registrable Securities included in the Registration Statement), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel, auditors and accountants for the Partnership, (v) Securities Act liability insurance, if the Partnership so desires such insurance and (vi) fees and expenses of all other Persons retained by the Partnership in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Partnership shall be responsible for all of its expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including expenses payable to third parties and including all salaries and expenses of their officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on the Trading Market.

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5. Indemnification. If requested by a Holder, the Partnership shall indemnify and hold harmless each underwriter, if any, engaged in connection with any registration referred to in Section 2 and provide representations, covenants, opinions and other assurances to any underwriter in form and substance reasonably satisfactory to such underwriter and the Partnership. Further, in addition to and not in limitation of the Partnership’s obligations under Section 7.7 of the LP Agreement, the Partnership shall indemnify and hold harmless each Holder, its Affiliates and each of their respective officers and directors and any Person who controls any such Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which any Registrable Securities were registered, in any preliminary prospectus (if used prior to the Effective Date of such Registration Statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the Registration Statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof. The Partnership shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Partnership is aware in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, this Section 5 shall survive any termination or expiration of this Agreement indefinitely.

6. Facilitation of Sales Pursuant to Rule 144. To the extent it shall be required to do so under the Exchange Act, the Partnership shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act (including the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144), and shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144. Upon the request of any Holder in connection with that Holder’s sale pursuant to Rule 144, the Partnership shall deliver to such Holder a written statement as to whether it has complied with such requirements.

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7. Miscellaneous.

(a) Remedies. In the event of a breach by the Partnership of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Partnership agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

(b) Discontinued Disposition. Each Holder agrees by its acquisition of Registrable Securities that, upon receipt of a notice from the Partnership of the occurrence of any event of the kind described in clauses (ii) through (v) of Section 3(d), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemental Prospectus or amended Registration Statement or until it is advised in writing by the Partnership that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Partnership may provide appropriate stop orders to enforce the provisions of this Section 7(b).

(c) Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Parties. The Partnership shall provide prior notice to all Holders of any proposed waiver or amendment. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

(d) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Section 7(d) prior to 5:00 p.m. (Eastern Standard Time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail as specified in this Agreement later than 5:00 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Partnership	Access Midstream Partners, L.P.
900 N.W. 63rd Street
Oklahoma City, Oklahoma 73118
Attention: J. Mike Stice Regina Gregory
Facsimile: (405) 849-6134

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With a copy to:	Gibson, Dunn & Crutcher L.L.P.
1801 California Street Suite 4200
Denver, CO 80202
Attention: Steven Talley
Facsimile: (303) 298-5907

and

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: Edward Sonnenschein
Eli Hunt
Facsimile: (212) 751-4864

If to Eagle Holdings, Hawk Holdings or the GIP Entities:	Global Infrastructure Management, LLC
12 East 49th Street, 38th Floor
New York, New York 10017

Attention: William Brilliant
Facsimile: (646) 282-1580

With a copy to:	Global Infrastructure Management LLP
The Peak
5 Wilton Road
London United Kingdom
Attention: Joseph Blum
Facsimile: +44 207 798 0530

and

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: Edward Sonnenschein
Eli Hunt
Facsimile: (212) 751-4864

If to Williams:	The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74171-0172
Attention: General Counsel
Facsimile: (918) 573-5942

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With a copy to:	Gibson, Dunn & Crutcher LLP
1801 California Street Suite 4200
Denver, CO 80202
Attention: Steven Talley
Facsimile: (303) 298-5907

If to any other Person who is then the registered Holder:	To the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing hereafter, in the same manner, by such Person.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in this Section 7(e), this Agreement, and any rights or obligations hereunder, may not be assigned without the prior written consent of the Partnership and the Sponsors and any Special Successors. Notwithstanding anything in the foregoing to the contrary, the registration rights of a Holder pursuant to this Agreement with respect to all or any portion of its Registrable Securities may be assigned without such consent (but only with all related obligations) with respect to such Registrable Securities (and any Registrable Securities issued as a dividend or other distribution with respect to, in exchange for or in replacement of such Registrable Securities) by such Holder to a transferee of such Registrable Securities; provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Agreement. The Partnership may not assign its respective rights or obligations hereunder without the prior written consent of each of the Sponsors and any Special Successors.

(f) “Market Stand-Off” Agreement. In connection with any underwritten offering of Partnership Securities, each Holder holding five percent (5%) or more of the Partnership’s voting securities (each a “5% Holder”) hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Partnership Securities held by such Holder (other than those included in such offering) for a period specified by the representative of the underwriters of Partnership Securities not to exceed ninety (90) days following the closing date of the offering of Partnership Securities (the “Stand-Off Period”); provided that all officers and directors of the General Partner and holders of at least five percent (5%) of the Partnership’s voting securities enter into similar agreements and only if such Persons remain subject thereto (and are not released from such agreement) for such Stand-Off Period. Each 5% Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Partnership or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Partnership or the

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representative of the underwriters of Partnership Securities, each Holder shall provide, within three (3) days of such request, such information as may be required by the Partnership or such representative in connection with the completion of any public offering of the Partnership Securities pursuant to a Registration Statement. The obligations described in this Section 7(f) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Partnership may impose stop-transfer instructions with respect to Common Units (or other securities) subject to the foregoing restriction until the end of the Stand-Off Period.

(g) Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile or electronic mail transmission, such signature shall create a valid binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such signature delivered by facsimile or electronic mail transmission were the original thereof.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

(i) Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court from and thereof, in any action or proceeding arising out of or relating to this Agreement, or for the recognition or enforcement of any judgment, and each of the Parties irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Delaware court or, to the fullest extent permitted by applicable law, in such federal court. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(j) Waiver of Venue. The Parties irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7(i) and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(k) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(l) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant

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or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(m) Entire Agreement. This Agreement, together with each of the other Transaction Documents, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior contracts or agreements with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether oral or written that may have been made or entered into by or among any of the Parties or any of their respective affiliates relating to the transactions contemplated hereby.

(n) Headings; Section References. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. Unless otherwise stated, references to Sections, Schedules and Exhibits are to the Sections, Schedules and Exhibits of this Agreement.

[THIS SPACE LEFT BLANK INTENTIONALLY]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ACCESS MIDSTREAM PARTNERS, L.P.

By:	ACCESS MIDSTREAM GP, L.L.C., its general partner

By:
Name:
Title:

Signature Page to Registration Rights Agreement

GIP-A HOLDING (CHK), L.P.

By: GIP-A Holding (CHK) GP, LLC, its general partner

By:
Name:
Title:

GIP-B HOLDING (CHK), L.P.

By: GIP-B Holding (CHK) GP, LLC, its general partner

By:
Name:
Title:

GIP-C HOLDING (CHK), L.P.

By: GIP-C Holding (CHK) GP, LLC, its general partner

By:
Name:
Title:

GIP II EAGLE HOLDINGS PARTNERSHIP, L.P.

By:
Name:
Title:

Signature Page to Registration Rights Agreement

GIP II HAWK HOLDINGS PARTNERSHIP, L.P.

By:
Name:
Title:

THE WILLIAMS COMPANIES, INC.

By:
Name:
Title:

Signature Page to Registration Rights Agreement